UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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The Fresh Market, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	May 2, 2012

You are cordially invited to attend the Annual Meeting of Stockholders of The Fresh Market, Inc. (the “Company”) to be held on June 6, 2012 at 2:00 p.m. Eastern Time at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408.

At this Annual Meeting, the agenda includes:

•	the election of four (4) Class II directors for three-year terms, and the election of one (1) additional director to each of Class I and Class III for the remainder of the current Class I and Class III terms, respectively,
•	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2012 fiscal year,
•	an advisory vote on executive compensation, and
•	the approval of the Company’s currently effective 2010 Omnibus Incentive Compensation Plan.

The Board of Directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of the appointment of Ernst & Young LLP, FOR approval of the executive compensation described herein, and FOR approval of the 2010 Omnibus Incentive Compensation Plan.

Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

Very truly yours,
Craig Carlock President and Chief Executive Officer

THE FRESH MARKET, INC.
628 Green Valley Road
Suite 500
Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 6, 2012

To the Stockholders of The Fresh Market, Inc.:

The Annual Meeting of Stockholders of The Fresh Market, Inc., a Delaware corporation (the “Company”), will be held on June 6, 2012 at 2:00 p.m. Eastern Time at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, for the following purposes:

1.	to elect four (4) Class II members to the Board of Directors as directors, to serve for three-year terms and until their successors have been duly elected and qualified or until their earlier resignation or removal, and to elect one (1) additional Class I member and one (1) additional Class III member to the Board of Directors as directors, to serve for the remainder of the current Class I term and Class III term, respectively, and until their successors have been duly elected and qualified or until their earlier resignation or removal;
2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2012 fiscal year;
3.	to hold a non-binding advisory vote to approve the compensation paid to the Company’s executive officers in 2011;
4.	to approve the Company’s currently effective 2010 Omnibus Incentive Compensation Plan; and
5.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of the specified Class I, Class II, and Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on April 13, 2012 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

To attend the Annual Meeting, you must present a valid, government issued photo identification (such as a drivers license or a passport) and demonstrate that you were a stockholder of the Company as of the close of business on April 13, 2012, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 13, 2012, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. Only stockholders who own common stock of the Company, or hold a valid proxy, as of the close of business on April 13, 2012 will be permitted to attend the Annual Meeting.

By Order of the Board of Directors,

SCOTT F. DUGGAN
Secretary

Greensboro, North Carolina
May 2, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED IN THE ENCLOSED MATERIALS. YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

THE FRESH MARKET, INC.
628 Green Valley Road
Suite 500
Greensboro, North Carolina 27408

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on June 6, 2012

i

THE FRESH MARKET, INC.
628 Green Valley Road
Suite 500
Greensboro, North Carolina 27408

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on June 6, 2012

Why did I receive this Proxy Statement?

This Proxy Statement is being furnished in connection with the solicitation of proxies by The Fresh Market, Inc., a Delaware corporation (the “Company”), for use at the 2012 Annual Meeting of Stockholders or at any adjournments or postponements thereof (the “Annual Meeting”). An Annual Report to Stockholders, containing financial statements for the year ended January 29, 2012, this Proxy Statement and the form of proxy are first being mailed to all stockholders entitled to vote at the Annual Meeting on or about May 2, 2012.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on June 6, 2012 at 2:00 p.m. Eastern Time at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408.

What is the purpose of the Annual Meeting?

The purposes of the Annual Meeting are to:

•	elect four (4) Class II directors for three-year terms and elect one (1) additional director to each of Class I and Class III for the remainder of the current Class I and Class III terms, respectively,
•	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2012 fiscal year,
•	hold an advisory vote on executive compensation, and
•	approve the Company’s currently effective 2010 Omnibus Incentive Compensation Plan.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on April 13, 2012 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, 48,057,055 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”) were issued and outstanding. Stockholders are entitled to one vote per share on any proposal presented at the Annual Meeting.

How do I vote?

You may vote on the Internet, using the procedures and instructions described on the proxy card. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Street name holders may be able to vote by Internet or telephone if their banks or brokers make those methods available, in which case the banks or brokers will enclose the instructions with the proxy statement.

All stockholders may vote by signing and returning the enclosed proxy card.

If you attend the Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail, and your in-person vote will supersede any vote previously cast.

How can I revoke a previously submitted proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (c) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Secretary, before the taking of the vote at the Annual Meeting.

How many shares must be present at the Annual Meeting?

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

How many votes are required to approve each proposal?

For Proposal 1, the election of directors by class, directors are elected by a plurality of the votes cast for each class, either in person or represented by proxy. Therefore, the four nominees who receive the greatest number of affirmative votes cast for Class II, and the one nominee who receives the greatest number of affirmative votes cast for each of Class I and Class III, shall be elected as directors. Stockholders cannot cumulate votes in the election of directors.

For each of Proposal 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2012 fiscal year, Proposal 3, the advisory vote on executive compensation, and Proposal 4, the approval of the currently effective 2010 Omnibus Incentive Compensation Plan, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, tabulates the votes. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for our 2012 fiscal year is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2012 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

Because the vote on approval of executive compensation is advisory, this vote will not be binding on us or our Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in the Company’s executive compensation practices. Thus, the Compensation Committee may take into account the outcome of this vote when considering future executive compensation arrangements.

Who are the proxy holders and how will they vote?

The persons named as attorneys-in-fact in the proxies, Lisa K. Klinger, Sean M. Crane and Scott F. Duggan, were selected by the Board of Directors and are officers of the Company. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the election of each of the director nominees, FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2012 fiscal year, FOR the approval of executive compensation, and FOR approval of the currently effective 2010 Omnibus Incentive Compensation Plan.

Is there other business to come before the Annual Meeting?

Aside from the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for our 2012 fiscal year, the advisory vote on executive compensation, and the approval of the currently effective 2010 Omnibus Incentive Compensation Plan, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that you vote FOR the election of each of the director nominees, FOR ratification of the appointment of Ernst & Young LLP, FOR approval of the executive compensation described herein, and FOR approval of the currently effective 2010 Omnibus Incentive Compensation Plan.

OVERVIEW OF OUR TRANSITION FROM A CONTROLLED COMPANY

We are providing the additional information below to our stockholders in order to assist them in understanding our evolution from a “controlled” public company (one where a majority of the voting power for the election of directors is owned by one stockholder or a group of stockholders) to a public company that is no longer “controlled”.

We completed our initial public offering in November 2010. At that time, we availed ourselves of the “controlled company” exception under the corporate governance rules of The NASDAQ Stock Market, which permitted us to have a Board of Directors that was not composed of a majority of “independent directors,” as defined under the rules of The NASDAQ Stock Market, and compensation and nominating committees/functions that were not composed entirely of independent directors for so long as we were a controlled company. In addition, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we completed our initial public offering with an audit committee that was composed of a majority of independent directors.

In May 2011, following a public offering of our common stock by the Berry family (as defined below), we no longer qualified for the controlled company exception. Under the controlled company transition rules, we were required to have majority independent compensation and nominating committees/functions within ninety days of the loss of our controlled company status and a board of directors composed of a majority of independent directors and compensation and nominating committees/functions composed entirely of independent directors, in each case, within one year of the loss of the controlled company status. On August 18, 2011, the Board of Directors first became composed of a majority of independent directors, and subsequently each of the standing committees of the Board of Directors became composed entirely of independent directors.

TERMS USED IN THIS PROXY STATEMENT

As used in this Proxy Statement, the term “the Berry family” means (1) Ray Berry and the Estate of Beverly Berry; (2) various lineal descendants of Ray Berry and spouses and adopted children of such descendants; (3) various trusts for the benefit of individuals described in clauses (1) and (2) and their trustees; and (4) various entities owned or controlled, directly or indirectly, by the individuals and trusts described in clauses (1), (2) and (3).

PROPOSAL 1
ELECTION OF CLASS II DIRECTORS AND ELECTION OF NEW DIRECTORS TO
CLASS I AND CLASS III

Our Board of Directors currently consists of seven members. Our certificate of incorporation and bylaws divide our Board of Directors into three classes. One class is elected each year for a term of three years. As part of our continued evolution from a privately held company, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has identified three additional candidates for election to the Board of Directors: Steven Tanger, Jane Thompson, and Craig Carlock, our President and Chief Executive Officer. Our Certificate of Incorporation provides that any increase in the number of directors shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected as a result of an increase in that class shall hold office for a term that shall coincide with the remaining term of that class. Consequently, the three proposed candidates have been apportioned equally among the three classes, as follows: Craig Carlock — Class I; Steven Tanger — Class II; Jane Thompson — Class III. In addition, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the existing members of Class II, Brett Berry, David Rea, and Bob Sasser, to new three-year terms.

Assuming all nominees are elected at the Annual Meeting, the following table sets forth the class that each member of the Board of Directors is or will be a member of, the year in which he or she first became a director, if applicable, and whether or not he or she is independent as defined under the rules of The NASDAQ Stock Market. The sections of this Proxy Statement below entitled Directors and Executive Officers, Our Board of Directors and Its Committees and Corporate Governance provide additional detail about our Board of Directors and its committees and our corporate governance.

Class	Director/Nominee’s Name and Year First Became a Director (if applicable)	Independent
Class I (term expires 2014)	Richard Noll (2011)	Yes
	Michael Tucci (2011)	Yes
	Craig Carlock (nominee)	No
Class II (term expires 2012)	Brett Berry (1985)	No
	David Rea (2010)	Yes
	Bob Sasser (2012)	Yes
	Steven Tanger (nominee)	Yes
Class III (term expires 2013)	Ray Berry, Chairman of the Board (1981)	No
	Jeffrey Naylor (2010)	Yes
	Jane Thompson (nominee)	Yes

Election of Class II Directors

The terms of office of our Class II directors will expire at the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Brett Berry, David Rea, Bob Sasser, and Steven Tanger, and recommended that each of them be elected to the Board of Directors as Class II directors, to hold office until the annual meeting of stockholders to be held in the year 2015 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board of Directors has determined that Mr. Rea, Mr. Sasser, and Mr. Tanger are independent within the meaning of the director independence standards of The NASDAQ Stock Market. In making this determination, the Board of Directors solicited and considered information from each of Mr. Rea, Mr. Sasser, and Mr. Tanger regarding whether he, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation. Mr. Berry is not independent under the rules of the NASDAQ Stock Market.

Messrs. Berry, Rea, and Sasser are standing for re-election to the Board. Mr. Tanger was one of the potential nominees identified by Spencer Stuart, an independent search firm specializing in recruiting directors for public companies that was engaged by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selected and recommended Mr. Tanger from the potential nominees identified by Spencer Stuart.

Election of one Class I Director

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Craig Carlock, and recommended that Mr. Carlock be elected to the Board of Directors as a Class I director, to hold office until the annual meeting of stockholders to be held in the year 2014 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. Carlock is the President and Chief Executive Officer of the Company and, thus, is not independent under the rules of The NASDAQ Stock Market.

Election of one Class III Director

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Jane Thompson, and recommended that Ms. Thompson be elected to the Board of Directors as a Class III director, to hold office until the annual meeting of stockholders to be held in the year 2013 and until her successor has been duly elected and qualified or until her earlier death, resignation or removal. The Board of Directors has determined that Ms. Thompson is independent within the meaning of the director independence standards of The NASDAQ Stock Market. In making this determination, the Board of Directors solicited and considered information from Ms. Thompson regarding whether she, or any member of her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation.

Ms. Thompson was one of the potential nominees identified by Spencer Stuart. The Nominating and Corporate Governance Committee selected and recommended Ms. Thompson from the potential nominees identified by Spencer Stuart.

Conclusion

The Board of Directors knows of no reason why any of Messrs. Berry, Rea, Sasser, Tanger, or Carlock or Ms. Thompson would be unable or unwilling to serve, but if any of them should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Berry, Rea, Sasser, Tanger, and Carlock, and Ms. Thompson.

This proposal for the election of directors relates solely to the election of four (4) Class II directors, one (1) Class I director, and one (1) Class III director nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF
THE FOREGOING NOMINEES TO SERVE AS MEMBERS OF THE DESIGNATED CLASSES OF
THE BOARD OF DIRECTORS

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” each of the foregoing nominees to serve as a member of the designated class of the Board of Directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained the firm of Ernst & Young LLP (“Ernst & Young”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 27, 2013. Ernst & Young has served as the Company’s independent registered public accounting firm since 2009. The Audit Committee reviewed and discussed the performance of Ernst & Young for the fiscal year ending January 29, 2012 and its selection of Ernst & Young to serve as the Company’s independent registered public accounting firm for our 2012 fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to the Company’s stockholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

If the appointment of Ernst & Young as our independent registered public accounting firm for our 2012 fiscal year is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider another independent registered public accounting firm for next year. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2012 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

Pre-Approval Policy

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. For the 2011 fiscal year, all of the Audit Fees were approved by the Audit Committee pursuant to the Pre-Approval Policy. All of the other fees billed by Ernst & Young to the Company for the 2011 fiscal year were approved by the Audit Committee by means of specific pre-approvals. All non-audit services provided in the 2011 fiscal year were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see Our Board of Directors and its Committees and Report of the Audit Committee of the Board of Directors.

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered by Ernst & Young to the Company during the fiscal year ended January 29, 2012 (fiscal 2011), during the thirty-day Transition Period from January 1 to January 30, 2011 (“2011T”), and during the fiscal year ended December 31, 2010.

	2011		2011T	2010
Audit Fees		$884,974	$106,641	$921,758
Audit-Related Fees	$		$—	$156,227
Tax Fees		$—	$—	$—
All Other Fees		$1,995	$—	$—
Total		$886,969	$106,641	$1,077,985

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual financial statements audit and accounting consultations. Audit Fees for 2011 also include services in connection with regulatory filings, including filings associated with the Company’s public offering completed in May, 2011.

Audit-Related Fees

There were no Audit-Related Fees for 2011.

Tax Fees

There were no tax fees for the periods presented.

All Other Fees

All Other Fees for 2011 consist of $1,995 for access to an on-line research tool provided by Ernst & Young.

Attendance of Representative of Ernst & Young at the Annual Meeting

We expect that a representative of Ernst & Young will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR OUR 2012 FISCAL YEAR.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for our 2012 fiscal year.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices. At the Company’s annual meeting of stockholders in 2011, a majority of the stockholders voted to hold an advisory vote on executive compensation every year, as recommended by the Board of Directors.

As discussed below under Compensation Discussion and Analysis, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that our compensation program for our named executive officers has helped us achieve our strong strategic and financial performance.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that The Fresh Market, Inc.’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).”

The vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders. In accordance with SEC regulations, we will disclose the extent to which the Board of Directors and Compensation Committee took into account the results of the vote in next year’s proxy statement.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 4
APPROVAL OF THE 2010 OMNIBUS INCENTIVE COMPENSATION PLAN FOR PURPOSES OF
INTERNAL REVENUE CODE SECTION 162(m)

On November 4, 2010, prior to our initial public offering, the Board of Directors and stockholders of the Company approved The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The public company stockholders are being asked to approve the currently effective Omnibus Plan at the Annual Meeting so that the Company’s federal income tax deduction for compensation paid under the currently effective Omnibus Plan to certain executive officers will not be limited under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the CEO and the three other highest compensated executive officers of the Company, not including the chief financial officer. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The Company is currently eligible for a post-IPO transition rule under which amounts paid under the Omnibus Plan may be exempt from the deduction limitations of Section 162(m). To help facilitate the continued deductibility of compensation paid under the Omnibus Plan following the end of the transition period, which benefits the Company and its stockholders, the Company is seeking stockholder approval of the Omnibus Plan for purposes of compliance with Section 162(m). No amendments or modifications to the Omnibus Plan are being proposed.

Effect of Proposal.  The public company stockholders are not being asked to approve amendments or modifications to the currently effective Omnibus Plan. The sole effect of the public company stockholders’ approval of the Omnibus Plan will be to help facilitate the tax deductibility of compensation paid under the Omnibus Plan in its current form.

Set forth below is a summary of the currently effective Omnibus Plan, which is qualified in its entirety by the specific language of the Omnibus Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

The purpose of the currently effective Omnibus Plan is to promote the interests of the company and our stockholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling such individuals to participate in our long-term growth and financial success.

Summary of the Omnibus Plan

Types of Awards.  The Omnibus Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted share awards, restricted stock units (“RSUs”), performance compensation awards, cash incentive awards, deferred share units and other equity-based and equity-related awards.

Plan Administration.  The Omnibus Plan is administered by our Board of Directors, the compensation committee of the Board of Directors or a subcommittee thereof, or such other committee our Board of Directors designates to administer the Omnibus Plan (the “Committee”). Subject to the terms of the Omnibus Plan and applicable law, the Committee has discretion to administer the Omnibus Plan, including, but not limited to, the authority to (i) designate participants, (ii) determine the type or types of awards to be granted to a participant, (iii) determine the number of common shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (iv) determine the terms and conditions of any awards, (v) determine the vesting schedules of awards and, if certain performance criteria must be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, common shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, common shares, other securities, other awards, other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Omnibus Plan and any instrument or agreement relating to, or award made under, the Omnibus Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Omnibus Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Omnibus Plan.

Subject to adjustment for changes in capitalization, the maximum aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the Omnibus Plan is equal to 3,500,000 (the “Plan Share Limit”), of which 3,500,000 common shares may be delivered pursuant to ISOs granted under the Omnibus Plan (the “Plan ISO Limit”). Awards that are required to be settled in cash do not reduce the Plan Share Limit. If any award granted under the Omnibus Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of all common shares subject thereto, or is settled other than wholly by the delivery of shares of common stock (including, without limitation, cash settlement), then, in each case, the number of shares subject to such award that were not issued with respect to such award are not treated as issued under the Omnibus Plan and the Plan Share Limit is increased by such number of shares. Further, the Plan Share Limit is increased as a result of the surrender or tender of shares of common stock in payment of the exercise price of an award or any taxes required to be withheld in respect of an award; however, the Plan ISO Limit is not increased. With respect to awards intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, subject to adjustment for changes in capitalization, (i) in the case of awards that are settled in shares of common stock, the maximum number of shares that are available to be granted to any participant in any year under the Omnibus Plan is 500,000 (the “Annual Individual Plan Share Limit”), and (ii) in the case of awards that are settled in cash based on the fair market value of a share, the maximum aggregate amount of cash that may be paid pursuant to awards granted to any participant in any year under the Omnibus Plan is equal to the per-share fair market value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit. In the case of all awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its fair market value) other than common shares that may be paid or delivered pursuant to awards under the Omnibus Plan to any participant in any fiscal year is equal to $4,000,000.

Changes in Capitalization.  In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the shares of common stock, the Committee will make adjustments and other substitutions to awards under the Omnibus Plan in the manner it determines to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of our common stock or other similar corporate transactions, the Committee in its discretion is permitted to make such adjustments and other substitutions to the Omnibus Plan and awards under the Omnibus Plan as it deems appropriate or desirable.

Substitute Awards.  Subject to prohibitions on “repricing”, the Committee is permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any shares of common stock issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the aggregate number of shares available for awards under the Omnibus Plan, except that awards issued in substitution for ISOs would reduce the Plan ISO Limit.

Source of Shares.  Any shares issued under the Omnibus Plan consist, in whole or in part, of authorized and unissued shares of common stock or of treasury shares.

Eligible Participants.  Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of us or our affiliates is eligible to participate in the Omnibus Plan. We currently expect that awards will be generally limited to approximately 8,500 employees and non-employee directors (of whom there are currently eligible directors).

Stock Options.  The Committee is permitted to grant both ISOs and NSOs under the Omnibus Plan. The exercise price for options is not less than the fair market value (as defined in the Omnibus Plan) of common stock on the grant date. The Committee will not reprice any option granted under the Omnibus Plan without the approval of our stockholders. All options granted under the Omnibus Plan are NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO. Under the Omnibus Plan, all ISOs and NSOs will be intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless otherwise determined by the Committee. Subject to the provisions of the Omnibus Plan and the applicable award agreement, the Committee will determine, at or after the grant of an option, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any option.

Subject to the applicable award agreement, options vest and become exercisable with respect to 25% of the common shares subject to such options on each of the first four anniversaries of the grant date. Unless otherwise set forth in the applicable award agreement, each option expires upon the earlier of (a) the tenth anniversary of the date the option was granted and (b) three months after the participant who was holding the option ceases to be a director, officer, employee or consultant for us or one of our affiliates. The exercise price is permitted to be paid (1) with cash (or its equivalent), (2) in the discretion of the Committee, (i) with previously acquired common shares, (ii) through delivery of irrevocable instructions to a broker to sell our common stock otherwise deliverable upon the exercise of the option (provided that there was a public market for our common stock at such time) or (iii) by having us withhold common stock otherwise issuable pursuant to exercise of the option or (3) any other method or combination of methods approved by the Committee, provided that the combined value of all cash and cash equivalents and the fair market value of any such shares of common stock so tendered to us as of the date of such tender, together with any such shares withheld by us in respect of taxes relating to an option, is at least equal to such aggregate exercise price.

Stock Appreciation Rights.  The Committee is permitted to grant SARs under the Omnibus Plan. The exercise price for SARs is not less than the fair market value (as defined in the Omnibus Plan) of our common stock on the grant date. The Committee will not reprice any SAR granted under the Omnibus Plan without the approval of our stockholders. Upon exercise of a SAR, the holder receives cash, common shares, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Committee, equal in value to the excess, if any, of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price of the SAR. Under the Omnibus Plan, all SARs will be intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless otherwise determined by the Committee. Subject to the applicable award agreement, SARs vest and become exercisable with respect to 25% of the common shares subject to such SARs on each of the first four anniversaries of the grant date. Unless otherwise set forth in the applicable award agreement, each SAR expires upon the earlier of (a) the tenth anniversary of the date the SAR was granted and (b) three months after the participant who was holding the SAR ceases to be a director, officer, employee or consultant for us or one of our affiliates. Subject to the provisions of the Omnibus Plan and the applicable award agreement, the Committee will determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. No SAR granted under the Omnibus Plan can be exercised more than ten years after the date of grant.

Restricted Shares and Restricted Stock Units.  Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant restricted shares and RSUs. Restricted shares and RSUs are not permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Omnibus Plan or the applicable award agreement. Restricted shares may be evidenced in such manner as the Committee may determine.

An RSU will be granted with respect to a specified number of shares or have a value equal to the fair market value of one such common share. Subject to the applicable award agreement, restricted shares and RSUs vest and become exercisable with respect to 25% of the common shares subject to such restricted shares and RSUs on each of the first four anniversaries of the grant date. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, common shares, other securities, other awards or other property, as determined by the Committee, or in accordance with the applicable award agreement. In connection with each grant of restricted shares, except as provided in the applicable award agreement, the holder is entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends. The Committee is permitted to, on such terms and conditions as it may determine, provide a participant who holds RSUs with dividend equivalents, payable in cash, common shares, other securities, other awards or other property. If a restricted share or RSU is intended to qualify as “performance-based compensation” under

Section 162(m) of the Code, the requirements described below in “— Performance Compensation Awards” are required to be satisfied in order for such restricted share or RSU to be granted or vest.

Other Stock-Based Awards.  Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant to participants other equity-based or equity-related compensation awards, including vested stock. The Committee is permitted to determine the amounts and terms and conditions of any such awards.

Cash Incentive Awards.  Subject to the provisions of the Omnibus Plan, the Committee is permitted to grant cash incentive awards payable upon the attainment of performance goals. Subject to the provisions of the Omnibus Plan and the applicable award agreement, the Committee will determine the conditions under which cash incentive awards would vest or be forfeited.

Performance Compensation Awards.  The Committee is permitted to designate any award granted under the Omnibus Plan (other than ISOs, NSOs and SARs) as a performance compensation award in order to qualify such award as “performance-based compensation” under Section 162(m) of the Code. Awards designated as performance compensation awards are subject to the following additional requirements:

•	Recipients of Performance Compensation Awards. The Committee will, in its discretion, designate within the first 90 days of a performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the participants who will be eligible to receive performance compensation awards in respect of such performance period. The Committee will also determine the length of performance periods, the types of awards to be issued, the performance criteria that will be used to establish the performance goals, the kinds and levels of performance goals and any performance formula used to determine whether a performance compensation award has been earned for the performance period.
•	Performance Criteria Applicable to Performance Compensation Awards. The performance criteria will be limited to the following: (1) share price, (2) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (3) operating income, (4) earnings per share (including specified types or categories thereof), (5) cash flow (including specified types or categories thereof), (6) cash flow return on capital, (7) revenues (including specified types or categories thereof), (8) return measures (including specified types or categories thereof), (9) sales or product volume, (10) inventory turns, (11) working capital, (12) gross or net profitability/profit margins, (13) objective measures of productivity or operating efficiency, (14) costs (including specified types or categories thereof), (15) budgeted expenses (operating and capital), (16) market share (in the aggregate or by segment), (17) level or amount of acquisitions, (18) economic value-added, (19) enterprise value, (20) book value, (21) customer satisfaction survey results, (22) objective measures related to store openings, relocatings and remodelings (including number, cost, timeline, productivity and operating efficiency) and (23) objective measures related to lease arrangements (including number, cost and timeline). These performance criteria are permitted to be applied on an absolute basis or be relative to one or more peer companies or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee will, within the first 90 days of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance criteria it selects to use for the performance period.
•	Modification of Performance Goals. The Committee is permitted to adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition of, any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting the company, any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or its financial statements or the financial statements of any of its affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions, so long as that adjustment or modification does not cause the performance compensation award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

•	Requirements to Receive Payment for 162(m) Awards. Except as both otherwise permitted by Section 162(m) of the Code and as determined in the discretion of the Committee, in order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants are required to be employed by us on the last day of the performance period, the performance goals for such period are required to be satisfied and certified by the Committee and the performance formula is required to determine that all or some portion of the performance compensation award has been earned for such period.
•	Negative Discretion. The Committee is permitted to, in its discretion, reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals have been attained.
•	Limitations on Committee Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event may any discretionary authority granted to the Committee under the Omnibus Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals have not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) or increase a performance compensation award above the maximum amount payable under the underlying award.

Amendment and Termination of the Omnibus Plan.  Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Omnibus Plan is intended to be a stockholder approved plan for purposes of Section 162(m) of the Code and to the rules of The NASDAQ Stock Market, the Omnibus Plan is permitted to be amended, modified or terminated by our Board of Directors without the approval of our stockholders, except that stockholder approval is required for any amendment that would (a) increase the Plan Share Limit or the Plan ISO Limit, (b) change the class of employees or other individuals eligible to participate in the Omnibus Plan or (c) allow “repricing” without stockholder approval. No modification, amendment or termination of the Omnibus Plan that is adverse to a participant will be effective without the consent of the affected participant, unless otherwise provided by the Committee in the applicable award agreement.

The Committee is permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the Omnibus Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

Change of Control.  The Omnibus Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control of the company, unless provision was made in connection with the change of control for assumption of, or substitution for, awards previously granted:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of five days prior to the change of control;
•	all cash incentive awards and other awards designated as performance compensation awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and
•	all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of 24 consecutive calendar months, a change in the composition of a majority of our board of directors, as constituted on the first day of such period, that is not supported by a majority of the incumbent Board of Directors;

•	consummation of certain mergers or consolidations of the Company with any other corporation following which our stockholders hold 50% or less of the combined voting power of the surviving entity;
•	our stockholders approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in the preceding bullet; or
•	certain acquisitions by any individual, entity or group (other than the Berry family) of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 20%.

Term of the Omnibus Plan.  No award is permitted to be granted under the Omnibus Plan after the tenth anniversary of the date the Omnibus Plan was approved by our stockholders.

Compensation Recoupment Policy.  All performance-based awards under the Omnibus Plan to persons holding the title of Vice President or a more senior title and attributable to periods beginning on or after January 1, 2011 are subject to The Fresh Market, Inc. Compensation Recoupment Policy.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF THE CURRENTLY EFFECTIVE 2010 OMNIBUS INCENTIVE
COMPENSATION PLAN.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval of The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan.

DIRECTORS AND EXECUTIVE OFFICERS

Assuming the election of the nominees to our Board of Directors pursuant to Proposal 1, relating to the election of directors, the following table sets forth the directors and executive officers of the Company, their ages, and the positions currently held by each such person with the Company. The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.

The business address of all of the executive officers and directors of the Company is 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408.

Name	Age	Position(s)
Ray Berry	71	Chairman of the Board
Brett Berry	45	Vice Chairman of the Board
Craig Carlock	45	Director (nominee); President and Chief Executive Officer
Jeffrey Naylor	53	Director
Richard Noll	54	Director
David Rea	51	Director
Bob Sasser	60	Director
Steven Tanger	63	Director (nominee)
Jane Thompson	60	Director (nominee)
Michael Tucci	51	Director
Lisa Klinger	45	Executive Vice President and Chief Financial Officer
Sean Crane	44	Executive Vice President and Chief Operating Officer
Scott Duggan	46	Senior Vice President — General Counsel
Marc Jones	40	Senior Vice President — Merchandising and Marketing
Randy Kelley	41	Senior Vice President — Real Estate and Development

Backgrounds of Current Executive Officers and Directors and Nominees for Election as Directors

Set forth below is information concerning the current executive officers and directors identified above.

Ray Berry is the founder of The Fresh Market, has served as Chairman of our Board of Directors since he founded the Company in 1981 and served as our President and Chief Executive Officer from 1981 until 2007. Prior to starting the Company, Mr. Ray Berry held positions at numerous grocery and retail companies, including Vice President of Stores at The Southland Corporation (former parent of 7-Eleven) where he was responsible for the operations of nearly 4,000 7-Eleven stores. Mr. Ray Berry received a B.A. in Psychology from San Diego State University and also completed the Stanford Executive Program at the Stanford Graduate School of Business. Mr. Ray Berry is the father of Mr. Brett Berry, who is also a member of our Board of Directors.

We believe Mr. Ray Berry’s qualifications to serve on our Board of Directors include his knowledge of our company and the food retail industry and his years of leadership at our company.

Brett Berry has served as Vice Chairman of our Board of Directors since March 2009 and has been a director since December 1985. Mr. Brett Berry served as our President and Chief Executive Officer from January 2007 until January 2009. He joined the Company as an employee in 1998 and has held various positions in the marketing and operations departments, including Chief Operating Officer, Executive Vice President of Operations and Vice President of Marketing. Prior to joining the Company, Mr. Brett Berry was a consultant with Mercer Management Consulting (now Oliver Wyman Group). Mr. Brett Berry received a Masters in Business Administration from the Wharton School of Business, a J.D. from the University of North Carolina School of Law, and an A.B. in English from Davidson College. Mr. Brett Berry is the son of Mr. Ray Berry, who is also a member of our board of directors.

We believe Mr. Brett Berry’s qualifications to serve on our board of directors include his knowledge of our company and the food retail industry and his extensive management experience at our company.

Jeffrey Naylor has served as a member of our Board of Directors since our initial public offering in November 2010. Since January 2012, Mr. Naylor has served as Senior Executive Vice President, Chief Administrative Officer of The TJX Companies, Inc. Mr. Naylor has worked at The TJX Companies, Inc. since 2004, serving as Senior Executive Vice President, Chief Financial and Administrative Officer from February 2009 to January 2012, Senior Executive Vice President, Chief Administrative and Business Development Officer from June 2007 to February 2009, Chief Financial and Administrative Officer from September 2006 to June 2007, and Senior Executive Vice President, Chief Financial Officer from 2004 to September 2006. Mr. Naylor received a Masters in Management from the J.L. Kellogg Graduate School of Management, Northwestern University and a B.A. in Economics and Political Science from Northwestern University.

We believe Mr. Naylor’s qualifications to serve on our Board of Directors include his executive management experience, his financial and accounting expertise and his extensive experience in the retail industry.

Craig Carlock is a nominee for election to our Board of Directors and has served as our President and Chief Executive Officer since January 2009. Mr. Carlock served as our Senior Vice President and Chief Operating Officer from January 2007 until January 2009. He joined the Company in 1999 and previously served as Director of Marketing, Vice President of Marketing and Senior Vice President of Operations. Before joining the Company, Mr. Carlock worked at Procter & Gamble in various finance positions for six years. Mr. Carlock received a Masters in Business Administration from the University of Virginia’s Darden School and a B.A. in Economics from Davidson College.

We believe Mr. Carlock’s qualifications to serve on our Board of Directors include his knowledge of our company and the food retail industry and his extensive management experience at our company.

Richard Noll has served as a member of our Board of Directors since August 2011. Mr. Noll is the Chairman of the Board of Directors and Chief Executive Officer of Hanesbrands Inc. (“Hanesbrands”). He has served as Chairman of the Board of Directors of Hanesbrands since January 2009, as its Chief Executive Officer since April 2006 and as a director of Hanesbrands since September 2005. From December 2002 until the completion of the spin off of Hanesbrands from Sara Lee Corporation (“Sara Lee”) in September 2006, he also served as a Senior Vice President of Sara Lee. From July 2005 to April 2006, Mr. Noll served as President and Chief Operating Officer of Sara Lee Branded Apparel. Mr. Noll served as Chief Executive Officer of Sara Lee Bakery Group from July 2003 to July 2005 and as the Chief Operating Officer of Sara Lee Bakery Group from July 2002 to July 2003. From 1992 to 2002, Mr. Noll held a number of management positions with increasing responsibilities while employed by Sara Lee Branded Apparel. Mr. Noll received a Masters in Business Administration from Carnegie Mellon University and a B.S. in Business Administration from Pennsylvania State University.

We believe Mr. Noll’s qualifications to serve on our Board of Directors include his executive management experience as a chief executive officer of a company that focuses on consumer products, his experience with strategic and branding initiatives and his prior experience in a food production business.

David Rea has served as a member of our Board of Directors since our initial public offering in November 2010. From January 2007 to March 2008, Mr. Rea served as Senior Vice President and Chief Financial Officer of Sally Beauty Holdings, Inc. From 2000 to 2006, Mr. Rea worked at La Quinta Corporation and La Quinta Properties, Inc., owners/operators of limited-service hotels, serving as President and Chief Operating Officer from February 2005 to January 2006 and Executive Vice President and Chief Financial Officer from June 2000 to February 2005. Prior to joining La Quinta, Mr. Rea held various finance related positions, including positions at T. Rowe Price Associates. Mr. Rea received a Masters in Business Administration from the Amos Tuck School of Business Administration, Dartmouth College and a B.A. from Colgate University.

We believe Mr. Rea’s qualifications to serve on our Board of Directors include his executive management experience, his financial expertise and his extensive experience in real estate related businesses.

Bob Sasser has served as a member of our Board of Directors since March 2012. He has served since 2004 as Chief Executive Officer and director and since 2001 as President of Dollar Tree, Inc., where he also served as Chief Operating Officer from 1999 to 2004. Previously, he held executive and management positions at Roses Stores, Inc. and Michael’s Stores, Inc. Mr. Sasser received a B.S. in Marketing from Florida State University.

We believe Mr. Sasser’s qualifications to serve on our Board of Directors include his executive management experience as a chief executive officer of a retail company, his experience with a high-growth retailer, and his total of thirty-nine years of retail experience.

Steven Tanger is a nominee for election to our Board of Directors. Mr. Tanger has served as the President and Chief Executive Officer of Tanger Factory Outlet Centers, Inc. since January 2009 and as a director of Tanger Family Outlet Centers, Inc. since 1993. He previously held executive positions with Tanger Family Outlet Centers, Inc. as President and Chief Operating Officer from January 1995 to December 2008, and as Executive Vice President from 1986 to December 1994. He has a total of forty-two years of experience in commercial real estate. Mr. Tanger received a B.S. in Business Administration from the University of North Carolina, Chapel Hill.

We believe Mr. Tanger’s qualifications to serve on our Board of Directors include his executive management experience with a publicly traded company and his substantial experience in real estate and real estate-related businesses.

Jane Thompson is a nominee for election to our Board of Directors. Ms. Thompson is the founder and CEO of Jane J. Thompson Financial Services LLC. Ms. Thompson served as President of Walmart Financial Services from May 2002 to June 2011. Previously, she led the Sears Credit, Sears Home Services, and Sears Online groups within Sears, Roebuck & Company, and was a partner with McKinsey & Company, Inc. advising consumer companies. She served on the Board of Directors and the Audit Committee of ConAgra Foods, Inc. from 1995 to 1999. Ms. Thompson received a Masters in Business Administration from Harvard Business School and a B.B.A. in Marketing from the University of Cincinnati.

We believe Ms. Thompson’s qualifications to serve on our Board of Directors include her extensive management experience with large, publicly-traded retail businesses and her understanding of consumer marketing, branding and finance.

Michael Tucci has served as a member of our Board of Directors since December 2011. Since 2003, he has served as President, Retail Division — North America for Coach, Inc. Prior to joining Coach, Mr. Tucci held senior executive positions at The Gap, Inc., and Macy’s, Inc. Mr. Tucci holds a B.A. in English from Trinity College.

We believe Mr. Tucci’s qualifications to serve on our Board of Directors include his executive management, operations, including store operations, and merchandising experience with a high-growth retail company.

Lisa Klinger has served as our Executive Vice President and Chief Financial Officer since March 2009. Prior to joining the Company, Ms. Klinger served as interim Chief Financial Officer during 2008 and Senior Vice President — Finance and Treasurer from May 2005 to March 2009 of Michaels Stores and Assistant Treasurer at Limited Brands from August 2000 to May 2005. She received a B.S. from Bowling Green State University.

Sean Crane has served as our Executive Vice President and Chief Operations Officer since January 2012. Mr. Crane previously served as our Senior Vice President — Store Operations from 2006 until 2012 and as our Senior Vice President — Real Estate and Development from 2005 until 2006. He joined the Company in 2001 and previously served as Controller, Director of Real Estate, Vice President — Real Estate and Vice President — Real Estate and Development. Prior to joining the Company, Mr. Crane held various management positions in accounting and finance with Grand Union, Neiman Marcus and Office Depot. Mr. Crane is a Certified Public Accountant and received a Masters in Business Administration from the University of North Carolina at Chapel Hill and a B.B.A. in accounting from Florida Atlantic University.

Scott Duggan has served as our Senior Vice President — General Counsel since September 2010. Prior to joining the Company Mr. Duggan was a Partner at Goodwin Procter LLP. He received a J.D. from Boston University School of Law and a B.S. from The University of Maine.

Marc Jones has served as our Senior Vice President — Marketing and Merchandising since December 2009. Mr. Jones served as our Vice President — Marketing and Merchandising from February to December 2009. He joined the Company in 2006 and previously served as Director of Merchandising (Non-Perishables) and Vice President — Marketing (Non-Perishables). Prior to joining the Company, Mr. Jones was a Vice President at Daymon Worldwide. He received a Masters in Business Administration from Harvard Business School and two B.A.s from Queens University.

Randy Kelley has served as our Senior Vice President — Real Estate and Development since May 2008. Mr. Kelley served as our Vice President — Real Estate from February 2006 until May 2008. He joined the Company in 2004 and previously served as a Real Estate Manager and Director of Real Estate. Prior to joining the Company, Mr. Kelley worked with ePLUS Technologies and held various positions at First Union National Bank. He received a Masters in Business Administration from the University of North Carolina at Chapel Hill and a B.A. from the University of North Carolina at Charlotte.

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our bylaws provide that our Board of Directors consists of a number of directors to be fixed from time to time by a resolution of the board. Our Board of Directors currently has seven members, of which five are independent. If the director nominees are elected at the Annual Meeting, the Board of Directors will have ten members, of which seven will be independent.

Our certificate of incorporation and bylaws provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving staggered three-year terms. Assuming that the nominees are elected at the Annual Meeting, the classes are as follows:

•	the Class I directors are Richard Noll, Michael Tucci, and Craig Carlock (nominee) and their terms will expire at the annual meeting of stockholders to be held in 2014;
•	the Class II directors are Brett Berry, David Rea, Bob Sasser, and Steven Tanger (nominee) and their terms will expire at the annual meeting of stockholders to be held in 2015; and
•	the Class III directors are Ray Berry, Jeffrey Naylor, and Jane Thompson (nominee) and their terms will expire at the annual meeting of stockholders to be held in 2013.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Board of Directors held six meetings during the 2011 fiscal year.

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance committees. Each committee has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually.

Additional information regarding our corporate governance practices and requirements is set forth below under Corporate Governance.

Committee Membership After Annual Meeting

The table below sets forth all members of the Board of Directors, assuming election of the nominees at the Annual Meeting, along with information as to whether such members are independent and the committee(s) on which we expect them to serve following the Annual Meeting. We discuss the current membership of each committee in the description of each committee that follows this table.

Director	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brett Berry	No
Ray Berry	No
Craig Carlock	No
Jeffrey Naylor	Yes	Chairman
Richard Noll	Yes		Member	Chairman
David Rea	Yes	Member	Chairman
Bob Sasser	Yes	Member
Steven Tanger	Yes			Member
Jane Thompson	Yes		Member
Michael Tucci	Yes		Member	Member

Audit Committee

The Audit Committee of the Board of Directors currently consists of Messrs. Naylor (Chair), Noll and Rea. Assuming election of the nominees at the Annual Meeting, we expect the Audit Committee to consist of Messrs. Naylor (Chair), Rea and Sasser. The Board of Directors has determined that each of the foregoing Audit Committee members and prospective member meets the independence requirements promulgated by The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act.

In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Naylor qualifies as an “audit committee financial expert” under the current and proposed rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Naylor’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Naylor any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms engaged by the Company;
•	evaluates the Company’s outside auditors’ qualifications, performance and independence;
•	reviews the Company’s internal financial and accounting controls;
•	reviews the financial reports and related disclosure provided by the Company to the SEC or the Company’s stockholders;
•	oversees procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;
•	oversees the Company’s internal audit function, if applicable;
•	reviews and approves or rejects any transactions between the Company and a related person that would require disclosure under SEC rules as described more fully under Certain Relationships and Related Party Transactions — Procedures for Related Party Transactions;
•	recommends, establishes and monitors procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and
•	determines the funding from the Company that is necessary or appropriate to carry out the Audit Committee’s duties.

The Audit Committee has the authority to engage its own outside counsel and advisors apart from counsel or advisors hired by management.

The Audit Committee held eleven meetings during the 2011 fiscal year, including telephonic meetings. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the Company’s website at http://ir.thefreshmarket.com.

Compensation Committee

The Compensation Committee currently consists of Messrs. Rea (Chair), Naylor and Noll. Assuming election of the nominees at the Annual Meeting, we expect the Compensation Committee to consist of Messrs. Rea (Chair), Noll and Tucci and Ms. Thompson.

The Board of Directors has determined that each of the foregoing Compensation Committee members and prospective members is independent as defined by the rules of The NASDAQ Stock Market.

The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to executive officers of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	establishes, and periodically reviews, a general compensation philosophy for the Company;
•	reviews and makes recommendations to the Board of Directors with respect to the adoption (or submission to stockholders for approval) or amendment of incentive compensation, deferred compensation and equity-based compensation plans for the Company;
•	reviews and makes recommendations to the Board of Directors with respect to all awards of equity-based compensation pursuant to the Company’s equity-based compensation plans;
•	evaluates each executive officer’s performance in light of the Company’s goals and objectives;
•	recommends, subject to approval by the entire Board of Directors, each element of compensation for the Company’s executive officers based upon the performance evaluation;
•	appoints, retains, terminates and oversees the work of any independent experts and consultants and reviews and approves the fees and retention terms for such consultants;
•	reviews and makes recommendations to the Board of Directors with respect to the Company’s policies with respect to perquisites for executive officers;
•	reviews and discusses with management the disclosures made in the Compensation Discussion and Analysis section of the Company’s annual proxy statement and reports to the Board of Directors whether it recommends the same for inclusion in the proxy statement; and
•	reviews and recommends to the Board of Directors the form and amount of director compensation (including perquisites and other benefits), and any additional compensation to be paid for service on Board committees or for service as a Chairman of a committee.

The Compensation Committee has the authority to engage its own outside counsel and advisors, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisors hired by management. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the compensation review process.

The Compensation Committee met eleven times, including telephonic meetings, during the 2011 fiscal year. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the Company’s website at http://ir.thefreshmarket.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Messrs. Rea (Chair), Naylor, and Noll. Assuming election of the nominees at the Annual Meeting, we expect the Nominating and Corporate Governance Committee to consist of Messrs. Noll (Chair), Tanger and Tucci.

The Board of Directors has determined that each of the foregoing Nominating and Corporate Governance Committee members and prospective members is independent as defined by the rules of The NASDAQ Stock Market.

The Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to the Board of Directors regarding the Board of Directors’ composition and structure, and coordinates annual evaluations of the Board of Directors and its committees;
•	establishes criteria for membership on the Board of Directors and makes recommendations to the Board of Directors with respect to determinations of director independence.
•	seeks individuals who are qualified to become directors and recommends to the Board of Directors the nominees for election or re-election as directors at the Annual Meeting of Stockholders;
•	considers nominees recommended by stockholders for election or re-election as directors, as described in the section entitled Considerations Governing Director Nominations; and
•	develops and reviews the Company’s Corporate Governance Guidelines and reviews stockholder proposals relating to corporate governance matters.

The Nominating and Corporate Governance Committee met six times during the 2011 fiscal year, including telephonic meetings. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://ir.thefreshmarket.com.

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Naylor (Chair), Rea and Noll. Each of Messrs. Naylor, Rea and Noll qualifies as an “audit committee financial expert” under the rules of the SEC. The Board of Directors has determined that each of the Audit Committee members meets the independence requirements promulgated by The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors adopted a written charter for the Audit Committee in connection with the Company’s initial public offering and the Audit Committee reviewed the adequacy of the charter during 2011. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the year ended January 29, 2012, the Company’s independent registered public accounting firm was Ernst & Young LLP (“Ernst & Young”). Ernst & Young was responsible for performing an independent audit of the Company’s financial statements and of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Ernst & Young also performed other permissible non-audit services for the Company during 2011, but did not provide any tax services.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended January 29, 2012, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the fairness of the Company’s financial statements in conformity with accounting principles generally acceptable in the United States, Ernst & Young’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as independent registered public accountants are required to discuss with the Audit Committee under auditing standards of the PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and the Company, including the matters in the written disclosures required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

The Audit Committee met separately with Ernst & Young in its capacity as the Company’s independent registered public accountants for the Company, with and without management present, to discuss the results of Ernst & Young’s procedures and the overall quality of the Company’s financial reporting, as applicable.

The Audit Committee has reviewed the audited financial statements of the Company at January 29, 2012 and December 31, 2010 and for each of the years in the three-year period ended January 29, 2012 and has discussed them with management. In connection with the Company’s Annual Report on Form 10-K for the year ended January 29, 2012, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by AICPA, Professional Standards, Vol. 1. AU section 380 as adopted by PCAOB in Rule 3200T, as may be modified or supplemented. This discussion included, among other things, a review with management of the quality of its accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to its critical accounting policies and practices. Based on the Audit Committee’s review of the financial statements and these discussions, it concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2012.

The Audit Committee monitors the activity and performance of Ernst & Young. All services provided by Ernst & Young after completion of the Company’s initial public offering have been pre-approved by the Audit Committee. The Audit Committee completed an evaluation of the performance of Ernst & Young during our 2011 fiscal year. Information about Ernst & Young’s fees for 2011 is discussed in this Proxy Statement under Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,
Jeffrey Naylor (Chair)
Richard Noll
David Rea

CORPORATE GOVERNANCE

Controlled Company

As a result of the completion in May 2011 of the public offering of common stock by the Berry family, we are no longer able to avail ourselves of the “controlled company” exception under the corporate governance rules of The NASDAQ Stock Market. Accordingly, as of May 3, 2012 the Company will be required to have a majority of “independent directors” on its Board of Directors and a Compensation Committee and a Nominating and Corporate Governance Committee composed entirely of “independent directors” as defined under the rules of The NASDAQ Stock Market, and the Company meets each such requirement. The “controlled company” exception did not modify the independence requirements for the Audit Committee, and therefore the Company was required to, and did, have an Audit Committee composed of at least three members, each of whom are independent, by November 5, 2011.

Independence of Members of the Board of Directors

The Board of Directors has determined that each of Messrs. Naylor, Noll, Rea, Sasser and Tucci, who are currently serving as directors of the Company, and Mr. Tanger and Ms. Thompson, who are nominees for director, is independent within the meaning of the director independence standards of The NASDAQ Stock Market and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making these determinations, the Board of Directors solicited and considered information from each of the Company’s directors and nominees regarding whether such director or nominee, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation.

The Board of Directors is currently composed of a majority of five independent directors, as defined under the rules of The NASDAQ Stock Market, out of its seven directors. Assuming election of the nominees at the Annual Meeting, the Board of Directors will be composed of a majority of seven independent directors out of ten directors.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board of Directors with flexibility to select the appropriate leadership structure at a particular time based on the specific needs of the Company’s business and what is in the best interests of the Company’s stockholders. The Company’s Corporate Governance Guidelines provide that the Board of Directors has no established policy on whether the positions of Chairman of the Board of Directors and Chief Executive Officer, or CEO, should be held by different persons. In certain circumstances, however, the Board of Directors may determine that it is in the best interests of the Company for the same person to hold the positions of Chairman and CEO.

The Company’s CEO does not presently serve on the Board of Directors, although he is a nominee for election to the Board of Directors at the Annual Meeting. The Company has currently separated the roles of Chairman and CEO. The Board of Directors believes that this leadership structure is appropriate for the Company at the current time, as it provides an appropriate balance between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Director meetings and presides over meetings of the full Board of Directors. Thus, the Board of Directors believes that the current structure balances the need for the CEO to run the Company on a day-to-day basis with the benefit provided to the Company by involvement of an experienced member of the Board of Directors who has significant historical experience with the Company and its business, but no role in the day-to-day affairs of the Company.

Executive Sessions of Independent Directors

The independent directors hold executive sessions of the independent directors as needed and expect to hold executive sessions at least two times a year in connection with regularly scheduled in-person meetings of the Board of Directors. Executive sessions do not include any director of the Company who is not independent. The director who shall preside at each such independent director executive session may be chosen by the independent directors, although no standing presiding independent director has been chosen by the independent directors as no such presiding independent director has been necessary in light of the number of independent directors serving on the Board of Directors. Interested parties may communicate directly with the independent directors as a group by sending such communications to the attention of the independent directors by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.
628 Green Valley Road
Suite 500
Greensboro, North Carolina 27408
Attn: Independent Directors, c/o Secretary

Considerations Governing Director Nominations

Board Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

The Nominating and Corporate Governance Committee recommends to the Board of Directors individual(s) as director nominee(s) who, in the opinion of the Nominating and Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability, perspective and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our stockholders. In evaluating the suitability of individual Board nominees, the Nominating and Corporate Governance Committee takes into account many factors, which may include general understanding of disciplines relevant to the success of a publicly traded company in today’s business environment, understanding of our business and industry, professional background and leadership experience, experience on the boards of other publicly traded companies, personal accomplishment and independence, as well as whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors. Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees. However, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.

The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending director nominee(s) that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using the Board of Directors’ collective diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Directors and Executive Officers.” The Nominating and Corporate Governance Committee and the Board of Directors discuss the composition of the Board, including diversity of background and experience, as part of the annual Board evaluation process.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates, including, if applicable, candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, stockholders and industry contacts, and engaging an outside search firm to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by stockholders.

Once candidates have been identified, the Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of a candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidate(s) for the Board of Directors’ approval as director nominee(s) for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, must follow the procedures summarized below which are set forth in the Company’s bylaws. The Company’s bylaws are available on the Corporate Governance section of the Company’s website at http://ir.thefreshmarket.com and may be requested in hard copy, free of charge, from the Company upon a request directed to: The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Secretary.

The Company reserves the right to adopt additional procedures for recommendation of director nominees by stockholders, as well as criteria for director nominee candidates.

Recommendations for nomination must contain such information and meet such other requirements as set forth in the Company’s bylaws. Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting and the 10th day following the day on which the Company first makes a public announcement of the date of such meeting. A public announcement of adjournment or postponement of an annual meeting shall not commence a new time period for the giving of notice.

Recommendations for nominations must be sent to the attention of the Secretary of the Company by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.
628 Green Valley Road
Suite 500
Greensboro, North Carolina 27408
Attn: Secretary

The Secretary of the Company will promptly forward any such recommendations to the Nominating and Corporate Governance Committee. Recommended candidates will be subject to a comprehensive private investigation background check by a qualified firm of the Company’s choosing. The Nominating and Corporate Governance Committee will evaluate each candidate and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Security Holder Communications with the Board of Directors

The Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

For communications directed to the Board of Directors as a whole, security holders may send such communications to the attention of the Chairman of the Board of Directors by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.
628 Green Valley Road
Suite 500
Greensboro, North Carolina 27408
Attn: Chairman of the Board of Directors, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the Board of Directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:

The Fresh Market, Inc.
628 Green Valley Road
Suite 500
Greensboro, North Carolina 27408
Attn: [Name of the director], c/o Secretary

The Company will forward any such security holder communication to the Chairman of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis, subject to screening for security purposes. The Company will forward such communications by certified U.S. mail to an address specified by each director and the Chairman of the Board of Directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We conduct an annual meeting of stockholders, and all directors are offered the opportunity to attend at our expense. All of the directors serving at the time of the 2011 annual meeting of stockholders attended the meeting.

Board of Directors Evaluation Program and Succession Planning

The Board of Directors undertakes an annual formal evaluation process consisting of an overall Board of Directors evaluation and committee evaluations. As part of the evaluation process, the Board of Directors evaluates some or all of the following different competencies: Board structure, Board roles, Board processes, Board composition, orientation and development, Board dynamics, and Board effectiveness. The evaluation process includes consideration of the appropriate Board size, committee composition, appointment of Chairmanships, succession planning and the technical, business and organizational skills required of future Board members.

Mandatory Retirement Age of Directors

Except for the Company’s founder, no director or nominee may stand for re-election or election to the Board after his or her seventieth (70th) birthday.

Code of Ethics

Our Board of Directors has adopted a code of business conduct and ethics as required by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act that establishes the standards of ethical conduct applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of business conduct and ethics, employee misconduct, conflicts of interest or other violations.

Our code of business conduct and ethics is publicly available on the investor relations portion of our website at http://ir.thefreshmarket.com. A copy of the code of business conduct and ethics may also be obtained, free of charge, from the Company upon a request directed to: The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Investor Relations. Any waiver of our code of business conduct and ethics with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions may only be authorized by our audit committee and will be disclosed as required by applicable law. The Company intends to disclose any amendment to or waiver of a provision of the code of business conduct and ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on the investor relations portion of its website available at http://ir.thefreshmarket.com.

Stock Ownership and Retention Guidelines

The Common Stock Ownership and Retention Guidelines for Directors and Executive Officers of The Fresh Market, Inc. (the “Stock Retention Guidelines”) provide that non-employee directors are expected, over time, to acquire and hold shares of the Company’s common stock equal in value to at least five times the annual cash retainer for non-employee directors, and executive officers of the Company are expected, over time, to acquire and hold shares of the Company’s common stock equal in value to at least a multiple of their base salaries, as follows:

Chief Executive Officer	6X base salary
Chief Operating Officer	3X base salary
Chief Financial Officer	3X base salary
SVPs	2X base salary

Directors and executive officers are not required to purchase stock to meet this requirement; however, until they satisfy the ownership requirement, each director or executive officer will be required to hold a specified percentage of the shares of stock received (as applicable) upon lapse of restrictions upon restricted stock, settlement of restricted stock units, vesting of performance shares, and exercise of stock options (net of any shares utilized to pay for the exercise price of the option and tax withholding). The specified retention percentage described above is: (i) for directors, 100%; (ii) for the Chief Executive Officer, 75%; and (iii) for all other executive officers, 50%. The retention requirements are applicable to equity awards made after adoption of the Stock Retention Guidelines.

Our Chief Executive Officer and each of our named executive officers, except for our Senior Vice President — General Counsel, satisfy the Stock Retention Guidelines and directly own more shares of our common stock than required by the Stock Retention Guidelines.

Compensation Recoupment Policy

The Fresh Market, Inc. Compensation Recoupment Policy (the “Recoupment Policy”) requires that, in the event of a restatement of the Company’s financial statements due to material non-compliance with U.S. securities laws, rules or regulations: (i) all employees holding the title of Vice President or above will reimburse the Company for all performance-based compensation received and all gains realized on the exercise, settlement or sale of performance-based equity awards by such employees; and (ii) all outstanding performance-based equity awards (whether vested or unvested) held by such employees will be canceled. The foregoing applies, however, only to the extent that such compensation or awards exceed those that would have been received or vested if the restated financial results had been used to determine whether such awards should have been received or vested. The members of the Board of Directors who have been determined by the Board of Directors to be independent under the rules of The NASDAQ Stock Market shall be responsible for enforcing the Recoupment Policy and may, to the extent not prohibited by applicable law, exercise discretion as to the enforcement of such Policy.

Access to Additional Corporate Governance Information

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://ir.thefreshmarket.com.

Except for the availability of this Proxy Statement and the Annual Report to Stockholders, which are available for viewing, printing and downloading at http://ir.thefreshmarket.com, the information on the Company’s website is not part of this Proxy Statement.

Board of Directors Role in Risk Oversight

Assessing and managing risk is the responsibility of the Company’s management. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board is involved in overseeing risks related to the Company’s overall strategy, executive officer succession, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•	The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and, if applicable, the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any accounting, internal accounting controls or auditing matters to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee.
•	The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. For a detailed discussion of the Company’s efforts to manage compensation related risks, see Compensation Related Risk Assessment.
•	The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and its committees.

Compensation Related Risk Assessment

We completed our initial public offering in November 2010. In connection with our initial public offering, we established a Compensation Committee composed of three members of our Board of Directors, one of whom was independent under the rules of The NASDAQ Stock Market. During fiscal 2011, the Compensation Committee was reconstituted to be comprised solely of independent directors under the rules of The NASDAQ Stock Market. As described more fully under Compensation Discussion and Analysis below, our pre-IPO compensation plans and policies for our executive officers were administered by our pre-IPO Board of Directors. Since our initial public offering, our Compensation Committee has played a significant role in our compensation plans and policies including establishing a cash incentive compensation program (as discussed in the Compensation Discussion and Analysis within this proxy statement) and overseeing and administering our equity incentive compensation program.

The Compensation Committee is also responsible for overseeing risks related to the Company’s compensation programs and practices. We believe that the Company’s executive and employee compensation plans and policies are not reasonably likely to have a material adverse effect on the Company. In particular, the Compensation Committee considered the following elements of the Company’s compensation plans and policies when evaluating whether our plans and policies encourage our executives and employees to take unreasonable risks:

•	The Company’s compensation program is balanced between base salary, which is fixed, and variable incentive-based compensation, which includes a mix of annual and multi-year components, provides cash and equity-based awards, and utilizes several different financial metrics that measure and deliver compensation based upon the financial performance of different aspects of the Company’s business.
•	The Company’s Board of Directors reviews a corporate plan with goals that it believes are appropriate and reasonable in light of past performance and current market conditions.
•	For the Company’s annual incentive cash compensation program, a majority of the awards that were made to executive officers with respect to our 2011 fiscal year were based on the achievement of two objective performance measures, and we expect that all of the awards that may be made with respect to our 2012 fiscal year will be based on the achievement of at least two objective performance measures, and be subject to one financial performance gating measurement, thus diversifying the risk associated with any single indicator of performance.
•	The awards that may be made under the Company’s incentive cash compensation program are capped so as to prevent award payments in excess of specific returns to the business and our stockholders, even if the Company dramatically exceeds its performance or financial targets.
•	Assuming achievement of a threshold level of performance, payouts under our incentive cash compensation program result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could engender excessive risk taking.
•	The Company’s Compensation Committee determines achievement levels under the Company’s incentive cash compensation plan after reviewing Company performance.
•	A significant portion of our executive officers’ annual compensation will consist of equity awards that will include awards with time-based vesting requirements, as well as awards with performance-based vesting requirements, in order to align our management’s interests with the long-term interests of the Company and our stockholders.
•	Our performance-based awards will have performance measures that are multi-year and cumulative in nature in order to promote success of the Company’s business and its financial results over the long-term.
•	We have adopted stock ownership and retention guidelines that align our executive officers’ interests with our stockholders’ interests as a portion of our executive officers’ net worth is subject to the same risks as our stockholders in terms of price performance.
•	We have adopted a Compensation Recoupment Policy that is intended to recover performance-based compensation that was paid for a prior period’s performance in the event that period’s financial performance is restated and all or a portion of the previously paid performance-based compensation would not have been earned under the restated financial results. Our Compensation Recoupment Policy does not require a bad act in order for the independent members of the Board of Directors to pursue recoupment of previously paid performance-based compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each named executive officer of the Company set forth in the Summary Compensation Table below; and (iv) by all directors and executive officers of the Company as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days.

The address of each person named in the table below, unless otherwise indicated, is c/o The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408.

	Shares of Common Stock Beneficially Owned(1)
Beneficial Owner	Number	%
5% Stockholders(2):
Michael Barry(3)	7,672,274	16.0%
Fidelity Investments(4)	3,314,605	6.9%
Scout Capital Management, L.L.C.(5)	3,303,080	6.9%
Wells Fargo & Company(6)	2,790,647	5.8%
T. Rowe Price Associates, Inc.(7)	2,569,136	5.3%
Beneficial ownership group (5 persons)(8)	19,870,313	41.3%
Directors and Officers:
Ray Berry(9)	4,911,724	10.2%
Brett Berry(10)	4,714,220	9.8%
David Rea(11)	4,607	*
Jeffrey Naylor(11)	4,607	*
Richard Noll(12)	1,880	*
Michael Tucci(13)	3,637	*
Bob Sasser(14)	211	*
Craig Carlock	207,879	*
Lisa Klinger	148,876	*
Sean Crane	126,010	*
Scott Duggan	10,919	*
Randy Kelley	66,571	*
Executive Officers and directors as a group (13 persons)	10,323,630	21.5%

*	Represents less than 1%.
(1)	Under the rules and regulations of the SEC, shares of Common Stock underlying options that are exercisable within 60 days are beneficially owned by the holder of the option because the holder will have the right to exercise the option and thereby acquire the power to vote or direct the voting of the underlying shares, or to dispose or direct the disposition thereof, within 60 days. Amounts in this column include 16,058 shares of Common Stock issuable upon exercise of options held by Mr. Carlock that are exercisable within 60 days and 10,919 shares of Common Stock issuable upon exercise of options held by each of Ms. Klinger and Messrs. Crane, Duggan and Kelley that are exercisable within 60 days.
(2)	Beneficial owners of at least five percent (5%) of the Company’s Common Stock who are also directors or officers of the Company are listed under the subheading “Directors and Officers.”
(3)	Consists of 711,869 shares held of record by the Unger Trust, as to which he has voting and investment power as special holdings adviser, 2,743,319 shares held of record by the Keigan Trust, as to which he has voting and investment power as special holdings adviser, 1,795,726 shares held of record by the Rossler Trust, as to which he has voting and investment power as special holdings adviser, 807,120 shares held of record by the Lerra Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee, 807,120 shares held of record by the Farra Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee, and 807,120 shares held of record by the Caito Trust, as to which he has voting and investment power as special holdings adviser and is co-trustee. Ray Berry, Brett Berry, Michael Barry, Amy Barry, and Winston Berry filed a Schedule 13G/A with the SEC on February 14, 2012 indicating that they constitute a group within the meaning of Section 13(d)(3) of the Exchange Act.
(4)	This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by Fidelity Management & Research Company (“Fidelity Investments”), a wholly owned subsidiary of FMR L.L.C. The address of Fidelity Investments is 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by Scout Capital Management, L.L.C., whose address is 640 Fifth Avenue, 22nd Floor, New York, New York 10019.
(6)	This information is based upon a Schedule 13G filed with the SEC on January 26, 2012 by Wells Fargo & Company on its own behalf and on behalf of certain of its subsidiaries. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.
(7)	This information is based upon a Schedule 13G filed with the SEC on February 10, 2012 by T. Rowe Price Associates, Inc., whose address is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(8)	Includes shares beneficially owned by Michael Barry, Ray Berry, and Brett Berry as reported in Footnotes 3, 9, and 10, respectively, 761,107 shares held of record by the Atma Trust as to which Amy Barry is the trustee and has voting and investment power, 905,494 shares held of record by the Tuttle Trust, and 905,494 shares held of record by the Millard Trust, as to both of which Winston Berry is co-trustee along with J.P. Morgan Trust Company of Delaware and as to which she has voting and investment power as special holdings adviser. Ray Berry, Brett Berry, Michael Barry, Amy Barry, and Winston Berry filed a Schedule 13G/A with the SEC on February 14, 2012 indicating that they constitute a group within the meaning of Section 13(d)(3) of the Exchange Act.
(9)	Consists of 4,911,724 shares held of record by the Paiko Trust, as to which he is trustee and has sole voting and investment power. Ray Berry, Brett Berry, Michael Barry, Amy Barry, and Winston Berry filed a Schedule 13G/A with the SEC on February 14, 2012 indicating that they constitute a group within the meaning of Section 13(d)(3) of the Exchange Act.
(10)	Consists of 1,230,951 shares held of record by the Gibson Trust, as to which he is trustee and has sole voting and investment power, 715,414 shares held of record by the Jenner Trust, as to which he has voting and investment power as special holdings adviser and 2,767,855 shares held of record by the Floyd Trust, as to which he has voting and investment power as special holdings adviser. Excludes (i) 1,795,726 shares held of record by the Rossler Trust, as to which he is co-trustee along with Ms. Barry and J.P. Morgan Trust Company of Delaware, but does not have voting or investment power and disclaims beneficial ownership, (ii) 905,494 shares held of record by the Tuttle Trust, as to which he is an investment adviser but does not have voting or investment power and disclaims beneficial ownership and (iii) 905,494 shares held of record by the Millard Trust, as to which he is an investment adviser but does not have voting or investment power and disclaims beneficial ownership. Ray Berry, Brett Berry, Michael Barry, Amy Barry, and Winston Berry filed a Schedule 13G/A with the SEC on February 14, 2012 indicating that they constitute a group within the meaning of Section 13(d)(3) of the Exchange Act.
(11)	Consists of restricted stock awards made upon the consummation of the initial public offering in November 2010, representing 2,727 shares, and at the time of the annual meeting of stockholders in August 2011, representing 1,880 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards made in November 2010 have lapsed, and the restrictions provided in the restricted share awards made in August 2011 will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

(12)	Consists of restricted stock awards made upon his election as a director in August 2011, representing 1,880 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.
(13)	Consists in part of restricted stock awards made upon his appointment as a director in December 2011, representing 762 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.
(14)	Consists of restricted stock awards made upon his appointment as a director in March 2012, representing 211 shares. The restricted shares provide that the restrictions lapse at the earlier of one year from the date of grant and the next annual meeting of stockholders following the date of grant. Accordingly, the restrictions provided in the restricted share awards will lapse at the Annual Meeting. The holders of the restricted shares are entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the year ended January 29, 2012, the Company believes that all Section 16(a) filing requirements were complied with during the year ended January 29, 2012.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety this Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

David Rea (Chair)
Jeff Naylor
Richard Noll

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation

Only directors who are considered independent directors under the rules of The NASDAQ Stock Market receive compensation from us for their service on our Board of Directors. Accordingly, Messrs. Ray Berry and Brett Berry do not receive compensation from us for their service on our Board of Directors. Mr. Ray Berry received compensation, as described below, as an employee of the company, although this compensation did not result in him being a named executive officer nor did he serve as a principal executive officer in any capacity. During fiscal 2011, Mr. Ray Berry received $50,000 in salary, $1,500 in matching retirement (401(k)) contributions and $9,465 in reimbursement for deductibles and out-of-pocket medical expenses through a health insurance benefit. Mr. Ray Berry ceased to be an employee of the company effective January 29, 2012.

Our independent directors each receive:

•	an annual retainer of $40,000 in cash;
•	an additional annual retainer of $15,000 in cash to the chairs of the Audit Committee and the Compensation Committee (beginning in fiscal 2012, the chair of the Nominating and Corporate Governance Committee will also receive an annual retainer of $5,000 in cash); and
•	$1,000 in cash for in-person attendance at meetings and $500 in cash for telephonic attendance at meetings, for each Board of Directors or committee meeting in excess of six meetings per year, in each case, of the Board of Directors or the applicable committee.

In lieu of these annual Board of Directors and committee chair cash retainers, directors are able to elect to receive deferred stock units (“DSUs”). In the event a director elects to receive DSUs, they will be distributed in shares of our common stock, with the timing of distribution to be based on director elections in accordance with Internal Revenue Code Section 409A. In addition, our independent directors receive an annual equity grant of restricted shares of our common stock in an amount approximately equal to $60,000 per annum. The restricted shares will be granted at (1) the time of each annual meeting of stockholders, for continuing directors and (2) the time of appointment, for directors appointed to the Board of Directors following the annual meeting of stockholders. The restricted shares will vest at the earlier of one year from the date of grant and the next annual meeting of stockholders. The holders of the restricted shares will be entitled to the rights of a stockholder in respect of such restricted shares, including the right to vote and receive dividends. Director compensation will generally be prorated for partial year service.

Our independent directors are subject to our Common Stock Ownership and Retention Guidelines as described in “Corporate Governance — Stock Ownership and Retention Guidelines” that require each independent director to retain one hundred percent (100%) of his or her equity awards in the event he or she does not own shares of common stock (excluding unvested equity awards) with a value at the start of the applicable fiscal year equal to or exceeding five times (5X) the then annual independent director’s retainer amount.

On March 20, 2012, Bob Sasser was elected to our Board of Directors. Accordingly, he received no compensation during fiscal 2011.

The following table sets forth a summary of the compensation paid to our independent directors in 2011.

Director Compensation Table for the 2011 Fiscal Year

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jeffrey Naylor	36,083	59,972	96,055
Richard Noll	33,333	59,972	93,305
David Rea	38,583	59,972	98,555
Michael Tucci	20,000	30,000	50,000

(1)	In fiscal 2011, the company changed the timing of payment of fees to our independent directors. Starting in fiscal 2012, the annual Board of Directors’ retainer fees and annual committee chair additional retainer fees will be paid to directors following the annual meeting of stockholders. As a result of this change, prorated amounts of the annual director and committee chair retainer fees for fiscal 2011 were paid to directors with the proration either corresponding to the time period from the anniversary of their joining the Board of Directors to the expected date of the fiscal 2012 annual meeting of stockholders (in the case of Messrs. Naylor and Rea) or corresponding to the time period from their initial election to the Board of Directors to the expected date of the fiscal 2012 annual meeting of stockholders. The company changed the timing of the payment of fees so that all independent directors will be paid at the same time going forward and the proration of annual retainer amounts was done in order to compensate the directors in an amount that would not exceed the annual retainers payable for a given fiscal year. The amounts set forth in this column represent the prorated annual retainer fee of $40,000 for service on the Board of Directors, plus prorated additional annual retainer fee of $15,000 for service as Chairman of the Compensation Committee (Mr. Rea) and Chairman of the Audit Committee (Mr. Naylor), plus excess meeting fees, if any ($4,000 in the case of Mr. Naylor and $6,500 in the case of Mr. Rea).
(2)	These amounts represent the grant date fair value of a grant of 1,880 shares of restricted stock on August 18, 2011, the date of our 2011 annual meeting of stockholders, in the case of Messrs. Naylor, Noll and Rea and, in the case of Mr. Tucci, 762 shares on December 8, 2011, the date he was elected to our Board of Directors. The grant date fair value of each share of restricted stock equaled the closing price of our common stock on The NASDAQ Stock Market, LLC on the grant date ($31.90 per share for the grants to Messrs. Naylor, Noll and Rea and $39.37 per share for the grant to Mr. Tucci).

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the named executive officers for the fiscal year-ended January 29, 2012 (“fiscal 2011”) who are set forth in the table below:

Name	Title
Craig Carlock	President and Chief Executive Officer
Lisa Klinger	Executive Vice President and Chief Financial Officer
Sean Crane	Executive Vice President and Chief Operating Officer (current position, effective January 5, 2012)
Senior Vice President — Store Operations (position through January 4, 2012)
Scott Duggan	Senior Vice President — General Counsel
Randy Kelley	Senior Vice President — Real Estate and Development

Executive Summary

Financial Performance:(1)  Our Compensation Committee considers financial performance in establishing our compensation programs and practices and in setting compensation. Since our initial public offering, our Compensation Committee has been developing our compensation practices with respect to our named executive officers to link pay more closely with performance. During fiscal 2011, our first full year as a public company, we expanded our footprint, increased comparable store sales, total sales and net income, and improved our gross margin rate.

•	We opened 13 new stores, including our first store in New Jersey, remodeled 2 stores and relocated 2 stores.
•	Our comparable store sales grew 5.4% for the fiscal year.
•	Our total sales grew 13% as we opened new stores, the majority of which were opened later in the fiscal year.
•	Our gross margin rate improved by 40 basis points.
•	Our net income increased 24.7% in fiscal 2011 when compared to adjusted net income for the comparable period ended January 30, 2011.
•	Based on consideration of the above factors, annual bonuses to our named executive officers were paid at 107% of their respective target bonuses.

(1)	In January 2011 we changed our year-end from a calendar year-end to a fiscal year ending on the last Sunday in January of each year. When comparing fiscal 2011 to 2010 in this CD&A we are referring to the fiscal year-end January 29, 2012 as compared to the comparable fifty-two week period ended January 30, 2011. Further, adjusted net income (unaudited) for the comparable fifty-two week period ended January 30, 2011 consists of net income determined in accordance with U.S. generally accepted accounting principles of $21.338 million adjusted (i) to add back IPO-related share-based compensation expenses, net of tax benefit ($17.575 million), (ii) to add back recognition of deferred tax liabilities upon our conversion to a C-corporation ($19.125 million), and (iii) to deduct a tax provision for the period of 2010 during which we were an S-corporation which generally did not pay income tax on its income ($16.827 million). For additional information please refer to “Management, Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K included in our Annual Report to Stockholders.

Compensation Programs:  Since our initial public offering we have:

•	Transitioned from our private-company discretionary annual bonus practices to a more formalized approach. We established an annual incentive bonus for fiscal 2011 for each of our named executive officers, a majority of which was objective and linked to total sales and net income, on an adjusted basis. For fiscal 2012, our named executive officers’ annual incentive compensation program will be solely formulaic in nature with awards based upon total sales and adjusted operating income targets.
•	Established a long-term equity incentive program with a transitional award of time-based options made late in fiscal 2011, followed in fiscal 2012 by an award of time-based options and performance-based shares that are linked to a three year cumulative earnings per share target.
•	Established a peer group for use in connection with fiscal 2012 compensation decisions for our named executive officers.
•	Adopted Stock Ownership and Retention Guidelines as described more fully below. Our CEO directly owns more shares than these Guidelines require.
•	Adopted a Compensation Recoupment Policy applicable to incentive compensation.

As more fully described below, we believe that fiscal 2011 served as a successful transition period from a private company’s compensation programs and practices to compensation programs and practices for a publicly traded, high-growth specialty retailer.

How have compensation decisions historically been made?

Prior to our initial public offering in November 2010, we were privately held by the Berry family. Accordingly, we were not subject to stock exchange listing or SEC rules, including those requiring that a majority of our Board of Directors be independent or regarding the formation and functioning of Board committees, such as the Compensation Committee. Accordingly, analyses, negotiations and determinations pertaining to executive officer compensation prior to our initial public offering were conducted and made by our then Board of Directors.

In connection with our initial public offering, our pre-IPO Board of Directors engaged the outside consulting firm Frederic W. Cook & Co., Inc. (“Cook & Co.”) to help develop executive compensation policies appropriate for a public company. Our pre-IPO Board of Directors’ initial analysis included evaluating various compensation data, including comparable company and other data gathered by Cook & Co. Our pre-IPO Board of Directors, in connection with these efforts, noted the variety of compensation practices and mechanics that were employed by comparable companies and determined not to make significant changes to our executive compensation practices prior to the initial public offering in light of our status as a then private company. The members of our pre-IPO Board of Directors elected to share their perspective pertaining to the data gathered and our historical compensation practices with our Compensation Committee after completing the initial public offering in light of our pre-IPO Board of Directors’ interaction with, and knowledge of, our management team and its experience with our business and our historical compensation practices.

How have compensation decisions been made since our initial public offering?

In connection with our initial public offering, we established a three member Compensation Committee chaired by an independent director, David Rea. The other two members of the Committee, Ray Berry and Brett Berry, were not independent directors, nor were they named executive officers. At the time of our initial public offering and through May 3, 2011, we were a “controlled company” under the rules and regulations of The NASDAQ Stock Market, LLC (“NASDAQ”) which permitted us to maintain a Compensation Committee not composed solely of independent directors. Following a public offering of shares owned by the Berry family in May 2011, we no longer qualified for the controlled company exception and, as a result, we were required to have a Compensation Committee composed of a majority of independent directors within ninety (90) days of our ceasing to be a controlled company and composed entirely of independent directors within one year of our ceasing to be a controlled company. Our Compensation Committee was reconstituted effective July 31, 2011 to be composed of a majority of independent directors and, following the election of an additional independent director at our 2011 annual meeting of stockholders, the Committee was further reconstituted on August 18, 2011 to be composed solely of independent directors, thus meeting the NASDAQ controlled company transition rules well in advance of the first anniversary of our ceasing to be a controlled company.

Our Compensation Committee plays a significant role in our compensation practices and policies, including leading our efforts involving our compensation practices and policies for the named executive officers. Compensation determinations with respect to the named executive officers are first made by our Compensation Committee. At this time, once a determination is made by our Compensation Committee, it is then subject to approval by our full Board of Directors. No named executive officer was a member of our Board of Directors during fiscal 2011. Accordingly, the Board of Directors approval right does not include an approval by any named executive officer. The Compensation Committee has not delegated any authority with respect to determination of director or named executive officer compensation.

During and after fiscal 2011, the Compensation Committee met numerous times to discuss, establish, and refine our compensation philosophy, programs, and practices for fiscal 2011 and beyond, including those programs and practices applicable to our named executive officers. Our Compensation Committee, as constituted while we were a controlled company, made determinations as to the base salaries of our named executive officers for fiscal 2011, as well as setting target bonus amounts and the components of, and manner of calculating, our named executive officers’ annual bonuses for fiscal 2011. Our Compensation Committee, as constituted following August 18, 2011, devoted significant efforts to our compensation philosophy, programs and practices for fiscal 2012 and beyond, as well as devoting effort to the determination of a component of the executive officers’ 2011 annual bonuses and a grant of stock options made in December 2011, each as described below under, respectively, “— How was annual bonus compensation determined?” and “— What types of long-term incentive compensation did the named executive officers receive for 2011?”

In connection with its efforts, the Compensation Committee engaged Cook & Co. as its compensation consultant to act at the direction of the Compensation Committee. The Compensation Committee, through its chair, negotiated the terms of the engagement, including Cook & Co.’s fees, and the Compensation Committee retains sole authority as to all aspects of Cook & Co.’s engagement. Cook & Co. had not provided services to the company, its Board of Directors or any committee thereof or any member of management since the services provided to our pre-IPO Board of Directors before our initial public offering. During 2011, Cook & Co. assisted the Compensation Committee in evaluating historical compensation programs and practices and, in light of various factors considered and to be considered by the Compensation Committee, considering, developing and implementing compensation programs and practices for fiscal 2012 and beyond. Cook & Co. also assisted the Compensation Committee with developing, evaluating and constituting a peer group to provide context for the Compensation Committee’s compensation decision-making for our named executive officers for fiscal 2012. In general, this peer group information has been used as a reference point by the Compensation Committee as it considered and established compensation programs and practices for periods after fiscal 2011, including those described more fully below, although the amounts of the proposed long-term incentive awards for fiscal 2012 were considered when establishing the December 2011 grant of stock options to the named executive officers described below.

Our compensation programs for the named executive officers, as developed and implemented by our Compensation Committee, have begun to vary from our historical private company practices. For example, a significant portion of the annual bonuses payable for fiscal 2011 was tied to objective performance criteria, as compared to our annual bonuses for prior periods that were entirely discretionary in nature, although the amounts approved by the pre-IPO Board of Directors were often informed, in part, by the company’s financial performance. We also considered the results of the non-binding advisory votes of our stockholders at our 2011 annual meeting of stockholders with respect to (i) our named executive officers’ compensation as set forth in the applicable portions of the proxy statement for the 2011 annual meeting and (ii) the frequency of such non-binding advisory votes on the compensation paid to our named executive officers. Our Compensation Committee followed the recommendation presented to, and supported by, our stockholders to hold an annual non-binding advisory vote on our named executive officers’ compensation. Moreover, our Compensation Committee noted the overwhelming, non-binding, advisory support for our named executive officers’ compensation set forth in the applicable portions of the proxy statement for the 2011 annual meeting, although our Compensation Committee also considered that our company had only been public for a limited period of time. Accordingly, in establishing compensation practices for fiscal 2011, the Committee did not give substantial weight to the overwhelming support of the non-binding advisory vote on our named executive officers’ compensation.

Compensation Programs and Practices in 2011

What were the objectives and principles of the named executive officers’ compensation?

The following description explains the objectives and principles of the named executive officers’ compensation in fiscal 2011:

•	Achieving strong, consistent business performance: Our primary goal was achieving strong business performance that would maximize our long-term stockholder value. We advanced this goal through a combination of annual, merit-based salary increases and annual bonuses, a significant portion of which were determined based upon the company’s performance relative to financial goals. The annual bonus also included a discretionary component for fiscal 2011 that was intended to serve as a transition from the historical discretionary-based bonuses to the Committee’s planned entirely formulaic annual bonus structure which, as described below, it has implemented for fiscal 2012. While still rewarding superior performance, this practice provided the named executive officers with predictable compensation levels through the merit-based salary increases and, for fiscal 2011, the discretionary portion of the annual bonus that was based upon individual performance, while also rewarding the named executive officers for the company’s performance relative to financial goals.
•	Aligning interests with stockholders: We sought to align the interests of the named executive officers with those of our stockholders by granting equity-based awards that tied our named executive officers’ compensation to increases in our equity value.
•	Attracting and retaining valuable employees: We believe that attracting and retaining proven, talented executives is critical to maximizing our long-term performance. Accordingly, as a private company, we set the named executive officers’ total compensation at levels that our pre-IPO Board of Directors believed were appropriate, in light of our private company status and our location in Greensboro, North Carolina, with those of comparably positioned executives at firms in our industry (although we did not set our named executive officers’ compensation at pre-determined levels relative to those at peer firms). Our pre-IPO Board of Directors also granted awards with time-based vesting requirements in order to foster retention of our executive officers. For fiscal 2011 and beyond, we considered a variety of data, including the evolving nature of the named executive officers’ responsibilities, our performance as a public company and data from peer public companies, as well as our historical practices, as our Compensation Committee reviewed our compensation programs, practices and levels in order to continue to attract and retain valuable employees.
•	Fostering company cohesion: We believe that aligning the compensation programs and practices for the named executive officers with those offered to other employees is critical to fostering a sense of common purpose within our company. Accordingly, historically we have generally adjusted compensation levels for the named executive officers in a manner that is overall consistent with the adjustments we have made in compensation for other employees of our company. Moreover, we have considered our programs and practices across the company as we develop new programs or practices or change existing programs or practices so that our employees are motivated to successfully fulfill their roles in our service of customers, offering of quality products, growth of our store base, expansion of our brand and improvement in our financial performance.

What were the components of the named executive officers’ compensation program for fiscal 2011 and how did they reflect the objectives and principles described above?

The principal components of the named executive officers’ compensation program in fiscal 2011 were base salaries, annual cash bonuses, a significant portion of which was based upon the company’s financial performance with a lesser portion based upon individual performance, and long-term incentive compensation, the award of which late in fiscal 2011 was intended to assist in the transition from the equity awards made at our initial public offering to the fiscal 2012 long-term incentive program described more fully below. We also provided named executive officers with retirement benefits (matching contributions to our 401(k) plan and to our deferred compensation plan), health and welfare benefits and limited perquisites (such as personal use of corporate automobiles).

We believe that the combination of these components achieved the objectives and principles described above. In the following sections, we will provide more detail about the various components of our compensation programs in fiscal 2011 and each component’s role in implementing our objectives and principles. We also describe below the actions that we have taken for fiscal 2012 as the Compensation Committee devoted significant effort during and following fiscal 2011 to our compensation philosophy, programs and practices for fiscal 2012 and beyond as we continue to transition our compensation programs and practices for our named executive officers from those of a private company to those of a public company focused on growth and continued delivery of high quality service, products and customer experiences.

How were base salaries determined?

The named executive officers’ base salaries for fiscal 2011 were determined by our Compensation Committee shortly after our initial public offering. Historically, our pre-IPO Board of Directors reviewed and decided whether to adjust base salaries for both the named executive officers and certain other corporate and store employees at the same time. This company-wide annual review of base salaries, which generally took place in February of each year, helped promote company cohesion. In setting base salaries for the named executive officers for fiscal 2011, our Compensation Committee considered these historical practices and recommendations from our Chief Executive Officer (except with respect to his own base salary), and engaged in a subjective analysis that took into consideration individual and company performance, market conditions, job responsibilities and the prior year’s base salaries and relativity in pay, both among the named executive officers and between the named executive officers and certain other employees.

In fiscal 2010, the Board of Directors increased salaries for the named executive officers in recognition of the company’s strong performance in 2009. In setting the salaries for fiscal 2011, the Compensation Committee recognized that the percentage growth achieved in 2010, while strong, did not match the level of achievements in 2009 as the company managed through the challenging economic climate while preparing for its initial public offering. As a result, the salary increases for fiscal 2011 were not at the same level as the salary increases for 2010. The Compensation Committee did not conduct substantive peer company research in connection with its determinations, nor was Cook & Co. providing services to the Compensation Committee at this time to assist the Compensation Committee with its determinations. Accordingly, the fiscal 2011 increases were not intended to adjust the named executive officers’ base salaries to align with any public company peer or member of our industry, nor were the increased salaries set in early 2011 intended to represent a given percentage relative to, or to be ranked against, any individual or group of peer companies or members of our industry. The Compensation Committee also recognized that during fiscal 2011 it would evaluate the named executive officers’ total compensation including through the use of such third-party data and the retention of an independent compensation consultant and that, in connection with this evaluation, changes may be made to the compensation paid to named executive officers beginning in fiscal 2012 in recognition of the various factors that the Compensation Committee expected it would consider in establishing 2012 compensation. Accordingly, the Committee determined that, for fiscal 2011, the named executive officers’ salary increases should generally be consistent with the company’s planned salary increases of up to 4% for other salaried company employees. In light of these considerations, Mr. Carlock received a 3.9% base salary increase (from $404,167 in 2010 to $420,000 in fiscal 2011); Ms. Klinger received a 4% base salary increase (from $351,667 to $365,750); Mr. Crane received a 4% base salary increase (from $282,933 to $294,250); Mr. Duggan received a 3.3% base salary increase (from $225,000 to $232,500, recognizing that Mr. Duggan had not been with the company for all of 2010); and Mr. Kelley received a 4% base salary increase (from $216,250 to $225,000).

How was annual bonus compensation determined?

Historically, the pre-IPO Board of Directors had awarded annual cash performance bonuses in order to motivate the named executive officers and reward them on the basis of a variety of criteria. Following completion of the company’s initial public offering, the Compensation Committee assumed responsibility for determining and recommending to the Board of Directors the annual bonuses payable to the named executive officers. For all named executive officers other than the Chief Executive Officer, the Compensation Committee solicited input and received recommendations from the Chief Executive Officer with respect to the amounts of the annual bonuses.

Early in fiscal 2011, the Compensation Committee established target bonuses under the 2010 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) for the named executive officers as described more fully below. The named executive officers’ bonuses for fiscal 2011 included an objective component, representing 70% of the target bonus, and a discretionary component. The objective component is linked to financial performance metrics contemplated by the Omnibus Plan. The financial performance metrics consist of total sales and net income, adjusted to add back any expenses incurred by the company in connection with offerings of common stock that were initiated by stockholders under existing registration rights agreements. The gross amount of these expenses would be added back since these expenses would not be deductible for income tax purposes. The Compensation Committee determined that, as a growth company, management should be focused on both sales and earnings (net income) growth. The Compensation Committee also determined that expenses associated with offerings of common stock initiated by stockholders should be added back to the company’s net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”) since the company’s obligation for, or incurrence of, these expenses was outside of management’s control. The Compensation Committee determined net income, as adjusted, should be weighted more heavily than sales in order to emphasize the importance of earnings growth and focus the named executive officers on achieving sales growth, while not doing so at the expense of earnings. The table below sets forth the components of the named executive officers’ annual bonuses:

Components	Percent of Target Bonuses
Objective Components
Total sales	22%
Net income, as adjusted	48%
Total Objective Portions	70%
Discretionary Portion	30%
Total	100%

Given the company’s historic practice of awarding annual bonuses on a discretionary basis, the Compensation Committee established a discretionary component of the named executive officers’ annual bonuses for fiscal 2011 to allow for a transition period during which some of the historical practices were followed while both the company and the management team became accustomed to objective bonuses entirely based on predetermined performance metrics, as will be the case in fiscal 2012 as described more fully below. In connection with establishing the discretionary bonus component, the Compensation Committee reviewed and approved goals and objectives that would be considered by the Compensation Committee when the discretionary portion was determined. The goals and objectives did not include formulaic components and were not intended by the Compensation Committee to represent a checklist of items, each of which must be achieved in order to award the discretionary portion.

The table below sets forth the threshold, target and maximum financial performance measures derived from the Omnibus Plan for each of the total sales and net income, as adjusted, portions of the objective component of the fiscal 2011 annual bonuses established for the named executive officers, as well the percentage payout of target bonus for each level of performance. Financial performance between threshold and target and between target and maximum were determined by the achievement of specified sub-levels between threshold and target levels and target and maximum levels and linear interpolation within each such specified sub-level. In establishing the target amounts, the Compensation Committee considered various data available to it, including the fiscal 2011 annual plan developed by management, as well as the assumptions used to develop the plan.

	Total Sales		Net Income, as adjusted
	Amount (Dollars in Millions)	Percent of Portion of Target Bonus Allocated to Total Sales Component	Amount (Dollars in Millions)	Percent of Portion of Target Bonus Allocated to Net Income, as adjusted, Component
Below Threshold	<$1,101.9	None	<$47.66	None
Threshold	1,101.9	45.5%	47.66	20.8%
Target	1,124.5	100%	50.25	100%
Maximum	1,142.8	160%	53.91	160%
Above Maximum	>1,142.8	160% (capped)	>53.91	160% (capped)

The company’s financial performance for fiscal 2011 included total sales of approximately $1,108.035 (in millions) and net income, determined in accordance with GAAP, of approximately $51.395 (in millions) with approximately $1.091 (in millions) of expenses attributable to the May 2011 stockholder initiated public offering, the expenses for which were added back in calculating net income for purposes of the performance measure, resulting in net income, as adjusted, of approximately $52.486 (in millions). The gross amount of the expenses attributable to the May 2011 stockholder initiated public offering were added back to net income as these expenses were not tax deductible. This financial performance resulted in a payout, under the financial performance metrics set for fiscal 2011, of 60.4% (below target, but above threshold) for total sales and 133% (above target, but below maximum) for net income, as adjusted, resulting in a total payout of approximately 110.2% of the objective portion of the annual bonus for each named executive officer.

The Compensation Committee also considered each named executive officer’s performance for the year for purposes of determining the discretionary portion of such named executive officer’s annual bonus. The discretionary portion represented 30% of the total annual bonus opportunity for each named executive officer. In determining the amount of the discretionary portion to award each executive officer, the Committee considered a variety of factors including the intent of the discretionary portion, which was to serve as a transitional bridge from the historical entirely discretionary annual bonuses to the entirely formulaic annual bonuses to be used in years after fiscal 2011, as well as the named executive officer’s individual performance, including relative to the goals and objectives established for fiscal 2011, none of which were formulaic in nature. The goals and objectives generally targeted efforts to support the company’s growth objectives and its transition from a private to a public company. The Compensation Committee also considered the Chief Executive Officer’s evaluation of each named executive officer, other than himself, in making its determinations. After these considerations, the Compensation Committee determined to award each of the named executive officers all of the discretionary portion of his or her target bonus set forth in the table below.

The table below sets forth each named executive officer’s target annual bonus, the components of such target annual bonus, the amount earned, in the case of the objective components, the percentage earned, in the case of the discretionary portion, and the resulting total bonus. In setting the target annual bonuses for fiscal 2011 the Compensation Committee considered a variety of factors including, most specifically, the amount of the annual bonus earned by each named executive officer for 2010 and in prior years (in the case of Mr. Duggan, the annualized bonus earned in 2010) and the overall objective of transitioning into a formulaic bonus in a disciplined fashion. As with the base salary adjustments described above, the Compensation Committee did not consider third-party data and did not benchmark or index the fiscal 2011 annual bonus targets to any industry or peer group company data. Instead, the Compensation Committee engaged in a subjective analysis that included consideration of expected financial performance for the company for fiscal 2011, each named executive officer’s expected contribution to such financial performance, the financial performance for 2010 and the annual bonuses paid with respect to such year and the Compensation Committee’s approach to fiscal 2011 as a transitional year to fiscal 2012 compensation practices.

	CEO	CFO	SVP — Operations	SVP — Real Estate and Development	SVP — General Counsel
Annual Bonus Targets
Objective Components
Total Sales (22%)	66,000	35,200	33,000	24,200	24,200
Net income, as adjusted (48%)	144,000	76,800	72,000	52,800	52,800
Total Objective Portion	210,000	112,000	105,000	77,000	77,000
Discretionary Portion	90,000	48,000	45,000	33,000	33,000
Total Target Bonus	300,000	160,000	150,000	110,000	110,000
Annual Bonus Amounts Earned
Objective Components
Total Sales (60.4% of the target)	39,864	21,261	19,932	14,617	14,617
Net income, as adjusted (133% of the target)	191,520	102,144	95,760	70,224	70,224
Total Objective Portion	231,384	123,405	115,692	84,841	84,841
Discretionary Portion	90,000	48,000	45,000	33,000	33,000
Total Actual Bonus	321,384	171,405	160,692	117,841	117,841
Actual Bonus as a Percentage of Target Bonus	107%	107%	107%	107%	107%

As described more fully below under “— How do we expect our fiscal 2012 compensation programs and practices to differ from our fiscal 2011 compensation programs and practices?” the Compensation Committee has taken, and expects to continue to take, actions with respect to the company’s compensation programs and practices, including those applicable to our named executive officers, for fiscal 2012 and beyond. Following the annual bonus determinations for fiscal 2011, the Compensation Committee determined that the shift from an entirely discretionary annual bonus approach to an annual bonus that included a significant formulaic component tied to the company’s financial performance had served its transitional purpose and the Compensation Committee determined that an annual bonus program that was entirely formulaic in nature would be appropriate for fiscal 2012, and has established such a program.

What types of long-term incentive compensation did the named executive officers receive for fiscal 2011?

For fiscal 2010, the named executive officers received a portion of their compensation in the form of long-term equity-based awards. Such awards were designed to align the incentives of our executives with the interests of our stockholders and with our long-term success. Additionally, the Compensation Committee believed that long-term incentive awards enabled us to attract, motivate, and retain executive talent. In connection with our November 2010 initial public offering, the Board of Directors and our stockholders adopted the Omnibus Plan, which permits various equity-based incentive awards to be awarded to our employees, and granted time-based stock options to our named executive officers. The Omnibus Plan is administered by the Compensation Committee, and currently requires that the Board of Directors also approve awards thereunder to our named executive officers. No named executive officer serves on our Board of Directors at this time.

In December 2011, the Compensation Committee granted the named executive officers options in order to provide them an award of long-term equity to represent a partial grant in the interim period between our initial public offering in November 2010 and the Compensation Committee’s expected completion of a long-term equity program in March 2012. The Compensation Committee recognized that the change in the company’s fiscal year-end and the Compensation Committee’s efforts to establish a new structured long-term equity-based program was likely to result in a period of more than twelve months between equity grants for our named executive officers. In light of this extended period of time, the Compensation Committee determined to make a partial year grant to the named executive officers in December 2011. The Compensation Committee also determined that the award would vest on the anniversaries of the initial public offering to align with the long-term equity-based compensation granted at the time of the initial public offering. Mr. Carlock received options to purchase 21,000 shares and each of Ms. Klinger and Messrs. Crane, Duggan and Kelley received options to purchase 8,500 shares.

The Compensation Committee’s determination as to the number of options granted was discretionary, but the Compensation Committee considered factors including the retention power of the options and each officer’s tenure with the company and other relevant work experience. In establishing the amount of the stock option grants, the Compensation Committee did not determine an amount that was intended to set either the equity grant or the named executive officer’s total compensation at a percentage of industry or public company peer group compensation for fiscal 2011. As described more fully under “— How do we expect our fiscal 2012 compensation programs and practices to differ from our fiscal 2011 compensation programs and practices?” the Compensation Committee was in the process of considering equity awards for fiscal 2012 and had available to it various data collected by Cook & Co., including peer group and industry data, although the amount granted in fiscal 2011, which was expected to be substantially smaller than a normal full year’s equity grant, was subjectively determined taking into account each named executive officer’s responsibilities, expected contribution, tenure with the company and in his or her position, internal equities and the proposed value of the fiscal 2012 equity grants then being discussed and considered by the Compensation Committee.

Did we offer the named executive officers the opportunity to participate in a nonqualified deferred compensation plan?

Yes, we offer The Fresh Market 2010 Deferred Compensation Plan (the “Deferred Compensation Plan”), which permits the named executive officers to defer up to 80% of base salary and 100% of any annual bonus on a pre-tax basis. Deferred amounts may be invested notionally in a variety of funds. The company makes matching credits to the named executive officers’ individual accounts to compensate for company contributions that would have been made to the named executive officers’ individual 401(k) plan accounts had the named executive officers not participated in the Deferred Compensation Plan. The Deferred Compensation Plan also permits the company to make additional, discretionary contributions. Deferred amounts will be distributed at times elected by the participant during service or upon termination of employment, subject to terms and conditions of the plan.

Did the named executive officers receive perquisites?

We provided limited perquisites to our named executive officers including access to corporate automobiles for both business and personal use and a company credit card to pay for gas and vehicle maintenance. The company paid all expenses associated with the corporate automobiles and any personal use of the corporate automobile constituted a taxable benefit to the named executive officer. This perquisite developed because, historically, our employees, including the named executive officers, were required to travel significantly to promote our business, monitor our store operations and evaluate proposed new store locations. We also provided a reimbursement for deductibles and out-of-pocket medical expenses through executive health insurance and reimbursement of relocation expenses. Our Compensation Committee periodically evaluates the perquisites offered to our executive officers.

Did the named executive officers participate in a severance plan?

Yes. In October 2010, we adopted a plan that provides for payments and other benefits in the event of certain terminations of employment (as described below) and enhanced benefits if such terminations of employment occur in connection with a change in control of the company. The purpose of this plan is to retain the named executive officers and other critical employees and to encourage them to remain with us and work to increase stockholder value, particularly in situations that pose professional uncertainty, such as a change in control.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason”, then the named executive officer will be entitled to the following compensation and benefits: (1) severance pay in an amount equal to the product of the named executive officer’s annual base salary and a severance multiple of two for Mr. Carlock and 1.5 for Ms. Klinger and Messrs. Crane, Duggan and Kelley; (2) a prorated annual bonus; and (3) continued medical and welfare benefits for the named executive officer and his or her spouse and dependents for a number of years equal to the severance multiple.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason”, within six months prior to a change in control of the company (provided that the named executive officer demonstrates that the termination was related to the change in control) or within two years following a change in control of the company, in addition to the compensation and benefits described above, the named executive officer will also be entitled to (1) additional severance pay in an amount equal to the product of the named executive officer’s target annual bonus (or, if the named executive officer does not have a target at the time of termination, average bonus for the previous three years, or portion thereof) and the severance multiple and (2) full vesting of all equity-based awards held by the named executive officer on the date of termination (i.e., “double trigger” equity vesting).

For additional information regarding the severance plan and payments thereunder, see “Potential Payments Upon Termination or Change in Control for 2011” below.

Were the named executive officers parties to employment agreements or change-in-control agreements?

Other than Ms. Klinger and Mr. Duggan, whose terms of employment were agreed upon at the time of each of her/his hiring, none of the named executive officers has historically been party to an employment agreement or a change in control agreement. All commitments under the agreed upon terms of employment with Ms. Klinger and Mr. Duggan have been fulfilled and the company has no further obligations under the respective agreed upon terms of employment. Except for the severance plan described above, none of the named executive officers was party to a change-in-control agreement or arrangement in 2011.

In order to be eligible for the benefits provided by the severance plan, the named executive officers signed employment agreements. The employment agreements do not provide the named executive officers with any compensation, benefits or other rights except as set forth in the severance plan described above. The employment agreements bind the named executive officers during the term of their employment, and, in certain cases, for a period of time thereafter, to restrictive covenants relating to noncompetition, nonsolicitation, nondisclosure of confidential information and nondisparagement. See “Potential Payments Upon Termination or Change in Control for 2011” below.

Did any other components of the named executive officers’ compensation provide benefits upon a termination of employment or a change in control?

Yes. The Shadow Equity Bonus awards (“SEBs”), which were granted prior to our initial public offering and held during 2011 by Ms. Klinger and Messrs. Duggan and Kelley, contained vesting triggers tied to a termination of employment due to the executive’s death or disability. They also contained vesting triggers tied to a sale of all or substantially all of the assets or the equity interests of the company by the Berry family. In the event of a vesting trigger, the SEBs would vest in full. Vesting triggers tied to a change in control encouraged the named executive officers to remain with us and to work to increase stockholder value despite the professional uncertainty that such transactions may pose to the named executive officers.

Previously awarded SEBs that were held by certain of the named executive officers were not affected by the company’s initial public offering but were fully accelerated in accordance with their terms in connection with the subsequent public offering in May 2011 as described below.

Did the company take any other significant actions that impacted the compensation of the named executive officers during fiscal 2011?

Yes. In March 2011, in order to clarify the intent of our board of directors at the time the SEBs were granted, our Board of Directors amended the form of SEB agreement for all employees holding SEBs, including Ms. Klinger and Messrs. Duggan and Kelley. No named executive officer served on the Board of Directors. First, the amended form of award agreement provided that the calculation of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) would exclude closed store expenses from prior years and certain charges related to offerings, including the initial public offering, of the company’s equity by the company’s pre-initial public offering stockholders, which was consistent with our historical accounting treatment. Our Board of Directors believed that the named executive officers had little ability to affect charges related to offerings of the company’s equity and, accordingly, should not be penalized for them. Second, the amended form of award agreement provided that a “sale of the company”, which was a vesting event under the form of award agreement, included a transaction as a result of which the Berry family held less than 50% of the equity interests in the company.

Pursuant to the terms of the amended SEB agreement, the SEB awards vested in connection with the public offering in May 2011, after which the Berry family held less than 50% of the equity interests in the company. At the time of the public offering in May 2011, Ms. Klinger and Messrs. Duggan and Kelley were the only named executive officers who held outstanding SEBs. As a result of the vesting of the SEBs, such named executive officers received cash payments in the following amounts: Ms. Klinger: $160,828; Mr. Duggan $122,713; and Mr. Kelley $115,122.

Did we consider the tax impact of the compensation that we provide?

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a public company of compensation in excess of $1 million paid to certain of its most highly compensated executive officers (other than the Chief Financial Officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

Historically, as a private company, the limitations of Section 162(m) had not been applicable to us and, assuming incentive compensation is awarded by us under the provisions of the Omnibus Plan, we expect that we will not be subject to the limitations of Section 162(m) for any grants made thereunder until the date of our third annual meeting of stockholders following our initial public offering under a post-IPO transition rule under Section 162(m). We are presenting the Omnibus Plan to our stockholders for their approval for purposes of compliance with Section 162(m) at the 2012 annual meeting of stockholders. In the event the stockholders approve the Omnibus Plan for such purposes, incentive compensation awarded by us under the provisions of the Omnibus Plan should be eligible for exclusion from the $1 million limit for the post-transition period. We anticipate that the Compensation Committee will consider the tax impact of all compensation arrangements in light of our overall compensation philosophy and objectives. However, there may be circumstances in which our and our stockholders’ interests are best served by providing compensation that is not fully deductible and our ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

How do we expect our fiscal 2012 compensation programs and practices to differ from our fiscal 2011 compensation programs and practices?

As described above, fiscal 2011 was a year during which the company transitioned from a privately owned company to a public company. During and following fiscal 2011, the Compensation Committee took the following actions that the Committee believes continue the transition of the company’s compensation programs and practices applicable to its named executive officers from a private, family-owned company’s programs and practices to programs and practices that meet the objectives of a high growth, publicly traded company described above under “— What were the objectives and principles of the named executive officers’ compensation?:

•	Established a peer group for use in considering compensation programs, practices and amounts for fiscal 2012;
•	Established a compensation philosophy and strategy for fiscal 2012 and beyond that focuses on the historical objectives and principles set forth above, while also endeavoring to deliver total direct compensation to our named executive officers that approaches the median range for our peer group through a combination of below median salary and annual cash-based incentive compensation and above median long-term equity based compensation, a substantial piece of which is directly linked to the company’s long-term financial performance;
•	Established an annual incentive compensation program for named executive officers for fiscal 2012 that is entirely formulaic in nature and is based on two metrics: total sales and operating income, as adjusted, and is subject to a reduction in the event a minimum return on invested capital is not met; the annual program is intended to promote and reward for balanced and disciplined growth across the business;
•	Established a long-term incentive compensation program that awards options and performance-based equity to the named executive officers with the opportunity to earn the performance-based equity based solely on the company’s achievement of a cumulative earnings per share, as adjusted, target over a three year period (fiscal 2012 to fiscal 2014). The stock options, which are subject to time-based vesting, allow the named executive officers to participate in the appreciation in our stock price that our stockholders enjoy, while the performance-based equity is intended to deliver direct stock ownership to the named executive officers in the event a cumulative three year earnings per share target is met, while also providing the ability to participate in appreciation in our stock price with respect to the shares earned;
•	Established a Compensation Recoupment Policy pursuant to which performance-based compensation may be recouped from named executive officers and other persons subject to such policy in the event of restatements of our financial statements due to material non-compliance with the federal securities laws; and
•	Established Stock Ownership and Retention Guidelines for Directors and Executive Officers that set forth target ownership levels and require that each named executive officer retains a portion of his or her equity-awards in the event he or she does not meet the ownership guidelines.

The Compensation Committee believes that fiscal 2011 provided the Compensation Committee, the company’s management team and the overall company the opportunity to transition from a private, family-owned company to a public company that, in fiscal 2012, has in place compensation programs and practices that support the objectives and principles established by the Compensation Committee.

What are the terms of the Compensation Recoupment Policy?

The Compensation Recoupment Policy requires that, in the event of a restatement of the company’s financial statements due to material non-compliance with U.S. securities laws, rules or regulations: (i) all employees holding the title of Vice President or above will reimburse the company for all performance-based compensation received and all gains realized on the exercise, settlement or sale of performance-based equity awards by such employees; and (ii) all outstanding performance-based equity awards (whether vested or unvested) held by such employees will be canceled. The foregoing applies, however, only to the extent that such compensation or awards exceed those that would have been received or vested if the restated financial results had been used to determine whether such awards should have been received or vested. The members of the Board of Directors who have been determined by the Board of Directors to be independent under the rules of The NASDAQ Stock Market shall be responsible for enforcing the Recoupment Policy and may, to the extent not prohibited by applicable law, exercise discretion as to the enforcement of such Policy.

What are the terms of the Stock Ownership and Retention Guidelines for Executive Officers?

The Stock Ownership and Retention Guidelines for Executive Officers provide that executive officers of the Company are expected, over time, to acquire and hold shares of the Company’s common stock equal in value to at least a multiple of their base salaries, as follows:

Chief Executive Officer	6X base salary
Chief Operating Officer	3X base salary
Chief Financial Officer	3X base salary
SVPs	2X base salary

Executive officers are not required to purchase stock to meet this requirement; however, until they satisfy the ownership requirement, each executive officer will be required to hold a percentage (CEO — 75%, other executive officers — 50%) of the shares of stock received (as applicable) upon lapse of restrictions upon restricted stock, settlement of restricted stock units, vesting of performance shares, and exercise of stock options (net of any shares utilized to pay for the exercise price of the option and tax withholding). The retention requirements are applicable to equity awards made after adoption of the Guidelines.

Each of our Chief Executive Officer and our named executive officers, except for our Senior Vice President — General Counsel, satisfies the Guidelines and directly owns more shares of our common stock than required by the Guidelines.

Compensation Tables and Narrative Disclosures

The following tables, narratives and footnotes describe the total compensation and benefits for the named executive officers for the fiscal year-ended January 29, 2012 (“fiscal 2011”), as well as total compensation and benefits for the named executive officers for the one month transition period ended January 30, 2011 (“2011T” or the “Transition Period”) and the calendar years ended December 31, 2010 and December 31, 2009. We changed our year-end from a calendar year end to a fiscal year ending on the last Sunday of January beginning with fiscal 2011. This change in year-end resulted in the one month Transition Period ending January 30, 2011.

Summary Compensation Table for Fiscal 2011, the Transition Period, 2010 and 2009

Name	Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Craig Carlock	President and Chief Executive Officer	2011	418,478	90,000	369,070	231,384	23,108	1,132,040
		2011T	31,090				1,255	32,345
		2010	402,388	275,000	625,000		15,661	1,318,048
		2009	334,904	306,909	818,138		19,133	1,479,084
Lisa Klinger	Executive Vice President and Chief Financial Officer	2011	364,396	48,000	149,386	284,233	115,404	961,418
		2011T	27,051				1,047	28,098
		2010	351,686	175,000	425,000		22,667	974,353
		2009	258,923	215,500	1,760,546		53,547	2,288,516
Sean Crane(5)	Executive Vice President and Chief Operating Officer	2011	293,162	45,000	149,386	115,692	38,805	642,044
		2011T	21,764				1,128	22,892
		2010	281,675	150,000	425,000		30,841	887,515
		2009	242,105	914,728	490,883		27,091	1,674,807
Scott Duggan(6)	Senior Vice President — General Counsel	2011	231,779	33,000	149,386	207,554	28,632	650,351
Randy Kelley	Senior Vice President — Real Estate and Development	2011	224,159	33,000	149,386	199,963	19,613	626,120
		2011T	16,635				1,066	17,701
		2010	216,082	110,000	425,000		18,231	769,312
		2009	200,115	123,364	327,255	14,223	22,055	687,012

(1)	Bonus compensation for the year-ended January 29, 2012 for Mr. Carlock, Ms. Klinger and Messrs. Crane, Duggan and Kelley consists of the portion of the annual bonuses that was awarded at the discretion of the Compensation Committee as discussed more fully under “Compensation Discussion and Analysis — How was annual bonus compensation determined?”

Bonus compensation for the year-ended December 31, 2010 for Mr. Carlock, Ms. Klinger and Messrs. Crane and Kelley consists of bonuses that were awarded at the discretion of the Compensation Committee in the amount of $275,000, $175,000, $150,000 and $110,000, respectively. These discretionary bonuses awarded by the Compensation Committee were offset by certain discretionary quarterly performance bonuses paid to Mr. Carlock, Ms. Klinger and Messrs. Crane and Kelley before completion of the company’s initial public offering in the amount of $135,551, $108,441, $81,331 and $54,221, respectively.

Bonus compensation for the year-ended December 31, 2009 for Messrs. Carlock, Crane and Kelley includes the amount of certain discretionary quarterly performance bonuses. For the year-ended December 31, 2009, Mr. Carlock received $306,909 in such bonuses; Mr. Crane received $184,545 in such bonuses; and Mr. Kelley received $123,364 in such bonuses. Mr. Crane’s bonus amount for 2009 also includes an additional $730,183 discretionary payment. The value in this column for Ms. Klinger for 2009 consists of (i) her annual bonus, $50,000 of which was a guaranteed minimum bonus, and $65,500 of which was payable at the discretion of the Board of Directors, and (ii) her $100,000 signing bonus.

(2)	Amounts disclosed in this column represent the grant-date fair market value of the options granted to the named executive officers by the company in 2011, in 2010 in connection with the company’s initial public offering and in 2009 by our Chairman, Mr. Ray Berry (the “2009 Options”), computed in accordance with FASB ASC Topic 718, determined using the Black-Scholes option-pricing model. The underlying valuation assumptions for equity awards are further discussed in Footnote 10 — Share-based Compensation to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2011.
(3)	Non-Equity Incentive Plan Compensation for 2011 consists of, in the case of each of the named executive officers, the portion of the fiscal 2011 bonus calculated based upon the achievement of financial performance goals set pursuant to the company’s 2010 Omnibus Incentive Compensation Plan, which goals consisted of the achievement of certain levels of total sales and net income, each as determined in accordance with U.S. generally accepted accounting principles with an adjustment to net income for expenses incurred in connection with the May 2011 public offering of common stock initiated by the Berry family. Mr. Carlock, Ms. Klinger and Messrs. Crane, Duggan and Kelley received $231,384, $123,405, $115,692, $84,841 and $84,841, respectively, of the formulaic portion of the fiscal 2011 bonus which represented a payout of approximately 110% of the formulaic portion of each named executive officer’s total target bonus for fiscal 2011. See “Compensation Discussion and Analysis — How was annual bonus compensation determined?”

Non-equity incentive plan compensation for 2011 also includes, in the case of Ms. Klinger and Messrs. Duggan and Kelley, the value of the SEBs that were accelerated in connection with the May 2011 stockholder initiated public offering. In March 2011, in order to clarify the intent of our Board of Directors at the time the SEBs were granted, our Board of Directors, none of whom held SEBs, amended the form of SEB agreement to provide that a “sale of the company”, which was a vesting event under the form of award agreement, would include a transaction as a result of which the Berry family held less than 50% of the equity interests in the company. After the May 2011 public offering by the Berry family, the Berry family held less than 50% of the equity interests in the company. As a result, all then-outstanding SEB awards, including those held by named executive officers, were accelerated and cashed-out in accordance with their terms and Ms. Klinger and Messrs. Duggan and Kelley received $160,828, $122,713 and $115,122, respectively.

Non-Equity Incentive Plan Compensation for 2009 consists of the value of Mr. Kelley’s SEBs that were fully earned as of December 31, 2009.

(4)	All Other Compensation for each named executive officer includes:
•	reimbursements and costs paid directly by us for personal use of corporate vehicles, including the related depreciation expense, taxes, maintenance, insurance and gas; amounts attributable to personal use that are included in this column are determined by multiplying each named executive officer’s personal use percentage by the total costs of the corporate vehicle that the named executive officer has the use of during the applicable period;
•	reimbursements of relocation costs including moving expenses, costs associated with the purchase and sale of residences and temporary housing; we reimburse the named executive officer, on an after tax basis, the total out-of-pocket expenses incurred by the named executive officer, subject generally to an agreed-upon cap; in 2011, the company paid to Ms. Klinger $77,367 to reimburse her in connection with the sale of her former residence, inclusive of $25,106 in income tax, resulting in a net amount, after taxes, of $52,261, which approximated her out-of-pocket expenses; and
•	retirement benefit matching contributions and deductibles and out-of-pocket expenses for medical insurance.

In addition, amounts reported in this column reflect company contributions in 2011, the Transition Period and 2010 for the benefit of each named executive officer other than Messrs. Crane and Duggan under the Deferred Compensation Plan in the following amounts: Mr. Carlock: $5,049 for 2011, $97 for the

Transition Period and $2,090 for 2010; Ms Klinger: $5,737 for 2011, $203 for the Transition Period and $5,066 for 2010 and Mr. Kelley: $5,001 for 2011, $125 for the Transition Period and $4,357 for 2010.

(5)	Mr. Crane was promoted to Executive Vice President and Chief Operating Officer in January 2012. He previously served as Senior Vice President — Store Operations.
(6)	Mr. Duggan joined the company as Senior Vice President-General Counsel in September 2010. Mr. Duggan’s total compensation is provided for 2011, the year in which he first became a named executive officer.

Grants of Plan-Based Awards Table for 2011

During 2011, the named executive officers received one type of plan-based award, stock options granted on December 16, 2011, as shown in the table below, all of which were granted under the Omnibus Plan.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type		Grant Date(1)	Threshold	Target	Maximum
Craig Carlock	Stock Option	(1)	12/16/2011				21,000	41.41	369,070
	Formulaic Bonus	(2)		—	210,000	336,000
Lisa Klinger	Stock Option	(1)	12/16/2011				8,500	41.41	149,386
	Formulaic Bonus	(2)		—	112,000	179,200
Sean Crane	Stock Option	(1)	12/16/2011				8,500	41.41	149,386
	Formulaic Bonus	(2)		—	105,000	168,000
Scott Duggan	Stock Option	(1)	12/16/2011				8,500	41.41	149,386
	Formulaic Bonus	(2)		—	77,000	123,200
Randy Kelley	Stock Option	(1)	12/16/2011				8,500	41.41	149,386
	Formulaic Bonus	(2)		—	77,000	123,200

(1)	The stock options (i) carry an exercise price of $41.41 per share, which is equal to the company’s closing price per share on the date of grant, (ii) will vest in 25% increments on each of November 4, 2012, 2013, 2014 and 2015, and (iii) expire on the tenth anniversary of the grant date. Any portion of the options granted to the named executive officers that is not vested at the time of the termination of a named executive officer’s employment would become vested if the named executive officer’s employment is terminated by the company without “cause” or by the named executive officer for “good reason” within six months prior to, or two years following, a change in control (i.e., “double trigger” vesting).
(2)	Represents the formulaic portion of the annual bonus for each named executive officer for fiscal 2011. The formulaic portion of the annual bonus was based upon financial performance measured against two metrics contemplated under the 2010 Plan, total sales and net income, adjusted to add back costs and expenses of stockholder initiated public offerings. Total sales and adjusted net income represented approximately 31.4% and 68.6%, respectively, of the formulaic portion of the annual bonus.
(3)	The exercise price of the stock options equals the closing price of $41.41 per share of our common stock as reported on The NASDAQ Stock Market, LLC on December 16, 2011, the grant date.

Narrative to the Summary Compensation and Grants of Plan-Based Awards Tables

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Bonus Awards

The Summary Compensation Table shows amounts granted to the named executive officers in the form of annual bonus awards made under the terms of our Omnibus Incentive Compensation Plan. See “— How was annual bonus compensation determined?”.

Shadow Equity Bonus Awards

The Summary Compensation Table shows amounts received upon vesting of SEB awards. SEBs generally were scheduled to vest five years after the grant date, and paid a cash amount equal to the cash base amount of the relevant SEB (such amount being equal to the forgone immediate cash payment) increased by the percentage increase in average adjusted EBITDA for the three years preceding vesting from average adjusted EBITDA for the three years preceding the grant of the award; however, the payout could never be less than the cash base amount of the relevant SEB. The Board of Directors believed that this adjusted EBITDA comparison was an appropriate performance metric because it rewarded sustained earnings growth and encouraged the named executive officers to focus on our long-term success. In addition, because, prior to the initial public offering, stockholder dividends were historically paid on the basis of adjusted EBITDA, this arrangement further aligned stockholder and employee incentives. The levels of SEB cash base amounts were based on the named executive officers’ job levels and responsibilities. No SEBs were granted to named executive officers during 2010 except to Mr. Duggan who received an SEB award upon joining the company in September 2010. The SEB program was replaced with the 2010 Omnibus Incentive Compensation Plan in connection with the company’s initial public offering and no further SEBs were awarded after our initial public offering.

In March 2011, in order to clarify the intent of our Board of Directors at the time the SEBs were granted, our Board of Directors amended the form of SEB agreement. First, the amended form of award agreement provided that the calculation of adjusted EBITDA would exclude closed store expenses from prior years and certain charges related to offerings, including the initial public offering, of the company’s equity by the company’s pre-initial public offering stockholders, which was consistent with our historical accounting treatment. Our Board of Directors believed that the named executive officers had little ability to affect charges related to offerings of the company’s equity and, accordingly, should not be penalized for them. Second, the amended form of award agreement provided that a “sale of the company”, which was a vesting event under the form of award agreement, would include a transaction as a result of which the Berry family held less than 50% of the equity interests in the company. In connection with the public offering in May 2011, after which the Berry family held less than 50% of the equity interests in the company, all then-outstanding SEB awards were accelerated and cashed-out in accordance with their terms. The “Non-Equity Incentive Plan Compensation Column” of the 2011 Summary Compensation Table reports amounts earned by Ms. Klinger and Messrs. Duggan and Kelley in connection with the acceleration and cash-out of SEBs in accordance with their terms following the May 2011 public offering. The payment of the amounts to Ms. Klinger and Messrs. Duggan and Kelley following the May 2011 public offering did not require any action on the part of the company’s Compensation Committee or Board of Directors as the amounts payable under the SEBs were determined according to the performance-based formula set forth in the respective SEB award.

The “Non-Equity Incentive Plan Compensation Column” of the 2009 Summary Compensation Table reports amounts earned by Mr. Kelley in respect of an SEB performance cycle completed during 2009. The SEB award was originally granted to Mr. Kelley during 2005 and the payment of this amount with respect to 2009 did not require any action on the part of the company’s Compensation Committee or Board of Directors as the amounts payable thereunder were determined according to a performance-based formula set forth in the respective SEB award.

Stock Options

Stock options shown in the tables for 2011 were granted to the named executive officers by the company in December 2011 and vest in equal 25% increments on each of November 4, 2012, 2013, 2014, and 2015. See “— What types of long-term incentive compensation did the named executive officers receive for 2011?” Stock options shown in the Summary Compensation Table for 2010 were granted to the named executive officers by the company in connection with the company’s initial public offering. The stock options granted in connection with our initial public offering vest in equal 25% increments on each of the first, second, third and fourth anniversaries of their grant date, which was November 4, 2010. Stock options shown in the Summary Compensation Table for 2009 were granted to the named executive officers by Ray Berry, our principal stockholder at that time. The terms of the stock options granted by Mr. Ray Berry during 2009 were amended to permit the officers to sell shares in the initial public offering.

Agreed Terms of Employment

In 2009, pursuant to the agreed terms of employment at the time of her hiring, Ms. Klinger was entitled to a base salary of $330,000 per year, a target bonus of 35% of base salary with a guaranteed minimum amount of $50,000 for 2009, SEB awards of $100,000, a signing bonus of $100,000, participation in executive health insurance covering costs of up to $50,000 per year and a company car not to exceed a cost of $65,000.

In 2010, pursuant to the agreed terms of employment at the time of hiring, Mr. Duggan was entitled to a base salary of $225,000 per year, a target bonus of $75,000, an SEB award of $100,000, a signing bonus of $75,000, participation in executive health insurance, reimbursement of relocation costs and the use of a company car.

Outstanding Equity Awards at Fiscal 2011 Year-End

The table below provides information on the named executive officers’ outstanding equity awards as of January 29, 2012 which consisted solely of stock options, all of which were granted under the Omnibus Plan.

		Number of Securities Underlying Unexercised Options		Option Exercise Price ($/Share)	Option Expiration Date(1)
Name	Option Grant Date	Exercisable (#)	Unexercisable (#)
Craig Carlock	12/16/2011		21,000	41.41	12/16/2021
	11/4/2010	16,058	48,176	22.00	11/4/2020
Lisa Klinger	12/16/2011		8,500	41.41	12/16/2021
	11/4/2010	10,919	32,760	22.00	11/4/2020
Sean Crane	12/16/2011		8,500	41.41	12/16/2021
	11/4/2010	10,919	32,760	22.00	11/4/2020
Scott Duggan	12/16/2011		8,500	41.41	12/16/2021
	11/4/2010	10,919	32,760	22.00	11/4/2020
Randy Kelley	12/16/2011		8,500	41.41	12/16/2021
	11/4/2010	10,919	32,760	22.00	11/4/2020

(1)	Options vest at the rate of 25% of the shares underlying the stock option on each of (a) November 4, 2012, 2013, 2014, and 2015 in the case of the December 16, 2011 option grants, and (b) the first through fourth anniversaries of the option grant date in the case of the November 4, 2010 grants.

2011 Option Exercises

No named executive officer exercised stock options during fiscal 2011.

Nonqualified Deferred Compensation Table for 2011

The Deferred Compensation Plan permits the named executive officers to defer up to 80% of base salary and 100% of any annual bonus on a pre-tax basis. Deferred amounts may be invested notionally in a variety of funds. The company makes matching credits to the named executive officers’ individual accounts to compensate for company contributions that would have been made to the named executive officers’ individual 401(k) plan accounts had the named executive officers not participated in the Deferred Compensation Plan. The Deferred Compensation Plan also permits the company to make additional, discretionary contributions.

Deferred amounts will be distributed in a lump sum in the event of death, termination of employment before age 55 and five years of employment, or termination of employment within two years following a change in control. In the event of termination of employment after age 55 and five years of employment, the eligible employees may elect distributions in a lump sum or by installment payments. Participants may also elect to defer amounts to in-service distribution accounts for distribution at specified dates. Distributions may also be made in the event of unforeseeable emergency.

Name	Year	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Craig Carlock	2011	64,612	5,049	3,015		149,751
Lisa Klinger	2011	42,941	5,737	732		95,352
Sean Crane	2011	—	—	—	—	—
Scott Duggan	2011	—	—	—	—	—
Randy Kelley	2011	12,193	5,001	434		36,280

(1)	Amounts reported in this column for each named executive officer with respect to 2011 were also reported in the Summary Compensation Table.
(2)	Amounts reported in this column for each named executive officer with respect to 2011 were also reported as “All Other Compensation” for the respective period in the Summary Compensation Table.
(3)	The aggregate balance at January 29, 2012 for each of Mr. Carlock, Ms. Klinger and Mr. Kelley includes $130,193, $79,667 and $24,324, respectively, of executive contributions that were deducted from salary, bonus and/or non-equity incentive plan compensation amounts that were previously reported in the Summary Compensation Table and $7,236, $11,006 and $9,482, respectively, of contributions made by the company that were previously reported in All Other Compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control for 2011

In October 2010, we adopted a severance plan that provides for payments and other benefits in the event of certain terminations of employment (as described below) and enhanced benefits if such terminations of employment occur in connection with a change in control of the company. The purpose of this plan is to retain the named executive officers and other critical employees and to encourage them to remain with us and work to increase stockholder value, particularly in situations that pose professional uncertainty, such as a change in control.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason”, then the named executive officer will be entitled to the following compensation and benefits: (1) severance pay in an amount equal to the product of the named executive officer’s annual base salary and a severance multiple of two for Mr. Carlock and 1.5 for Ms. Klinger and Messrs. Crane, Duggan and Kelley; (2) a prorated annual bonus; and (3) continued medical and welfare benefits for the named executive officer and his or her spouse and dependents for a number of years equal to the severance multiple.

The severance plan provides that, in the event that a named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason”, within six months prior to a change in control of the company (provided that the named executive officer demonstrates that the termination was related to the change in control) or within two years following a change in control of the company, in addition to the compensation and benefits described above, the named executive officer will also be entitled to (1) additional severance pay in an amount equal to the product of the named executive officer’s target annual bonus (or, if the named executive officer does not have a target at the time of termination, average bonus for the previous three years, or portion thereof) and the severance multiple and (2) full vesting of all equity-based awards held by the named executive officer on the date of termination.

For purposes of the severance plan, the company may terminate a named executive officer for “cause” if the named executive officer (1) willfully fails to perform his or her duties; (2) engages in either gross misconduct that harms the company or illegal conduct; (3) willfully and materially breaches any agreement with the company; (4) willfully violates any material provision of the company’s code of business conduct and ethics; or (5) willfully fails to cooperate with an investigation by any governmental authority. For purposes of the severance plan, a named executive officer may terminate such named executive officer’s employment for “good reason” if the company (A) fails to pay compensation when due; (B) delivers notice of its intent to terminate the named executive officer’s employment for any reason other than for “cause” or disability; or (C) reduces the named executive officer’s annual base salary, other than a reduction by no more than 10% within any two-year period that similarly affects substantially all executive officers of the company, and other than any such reduction that results from a demotion of the named executive officer to a position that the named executive officer occupied within the 18 months immediately prior to such demotion. In addition, in the event of a change in control of the company, a named executive officer may also terminate such named executive officer’s employment for “good reason” if the company (D) moves the named executive officer’s principal place of employment by more than 50 miles; (E) reduces the named executive officer’s target annual bonus or target long-term incentive opportunity, other than a reduction by no more than 10% within any two-year period that similarly affects substantially all executive officers of the company; (F) materially reduces the named executive officer’s retirement or welfare benefits, other than a reduction that similarly affects substantially all executive officers of the company; (G) makes a material adverse change to the named executive officer’s positions, duties, responsibilities or reporting relationships; or (H) removes the named executive officer from or fails to reelect the named executive officer to any offices he or she held immediately before the change in control.

In order to be eligible for the benefits provided by the severance plan, the named executive officers signed employment agreements. The employment agreements do not provide the named executive officers with any compensation, benefits or other rights except as set forth in the severance plan described above and each of the named executive officers remains an employee “at will.” The employment agreements bind the named executive officers during the term of their employment, and, in certain cases, for a period of time thereafter, to restrictive covenants relating to noncompetition, nonsolicitation, nondisclosure of confidential information and nondisparagement. Following termination of employment the nonsolicitation covenant will expire after two years with respect to Mr. Carlock and after 1.5 years with respect to Ms. Klinger and Messrs. Crane, Duggan and Kelley. Following termination of employment other than in connection with a change in control, the noncompetition covenant will be of the same duration as the nonsolicitation covenant. In the case of a termination of employment by the company for “cause” or by the named executive officer without “good reason” (each as defined in the severance plan), in each case, within six months prior to or two years following a change in control, the noncompetition covenant will expire one year following the change in control with respect to Mr. Carlock and nine months following the change in control with respect to Ms. Klinger and Messrs. Crane, Duggan and Kelley (except that the noncompetition covenant will never expire prior to the termination of employment). The noncompetition covenant will expire immediately following termination of employment if the named executive officer’s employment is terminated by the company without “cause” or by the named executive officer for “good reason” within six months prior to or two years following a change in control. The covenant against disclosure of confidential information and the nondisparagement covenant do not expire.

Under the severance plan, any of the following events would generally constitute a “change in control”:

•	during any period of 24 consecutive months, a change in the composition of a majority of our Board of Directors that is not supported by a majority of the incumbent Board of Directors;
•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets (other than by certain persons and entities related to the Berry family), subject to certain exceptions for transactions that would not constitute a change in control;
•	the approval by our stockholders of a plan of complete liquidation or dissolution; or
•	an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, with exceptions for certain acquisitions.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax impose by Section 4999 of the Internal Revenue Code, the payments to the named executive officers would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to the named executive officers. We do not provide any “gross-up” payments to the named executive officers in connection with a change of control under any circumstances.

Under the severance plan, each named executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control or termination, as applicable, were to occur. Such amounts are in addition to the distributions of amounts deferred under the Deferred Compensation Plan that are distributed in the event of certain terminations of employment. The tables reflect the amount that could be payable under the severance plan, assuming that the termination of employment, as applicable, or change in control and, if applicable, termination of the named executive officer’s employment, occurred at January 29, 2012.

Termination of Employment Without Cause or Good Reason Other Than
in Connection with a Change in Control

Name	Severance Amount ($)(1)	Value of Benefits ($)(2)	Total ($)
Craig Carlock	1,140,000	72,000	1,212,000
Lisa Klinger	708,625	54,000	762,625
Sean Crane	591,375	54,000	645,375
Scott Duggan	458,750	54,000	512,750
Randy Kelley	447,500	54,000	501,500

(1)	The severance amounts represent the maximum amounts payable under the severance plan described more fully above and include (i) a multiple (2 times in the case of the Chief Executive Officer, 1.5 times in the case of other named executive officers) of the named executive officer’s base salary, plus (ii) his or her prorated annual bonus.
(2)	Benefits include medical and welfare benefits, including medical, dental and long-term disability, for the named executive officer and, if applicable, his or her spouse and dependents.

Termination of Employment Without Cause or Good Reason
in Connection with a Change in Control

Name	Severance Amount ($)(1)	Value of Benefits ($)(2)	Early Vesting of Stock Options ($)(3)	Total ($)
Craig Carlock	1,740,000	72,000	1,165,441	2,977,441
Lisa Klinger	948,625	54,000	773,250	1,775,875
Sean Crane	816,375	54,000	773,250	1,643,625
Scott Duggan	623,750	54,000	773,250	1,451,000
Randy Kelley	612,500	54,000	773,250	1,439,750

(1)	The severance amounts represent the maximum amounts payable under the severance plan for a termination in connection with a change in control as described more fully above and include (i) a multiple (2 times in the case of the Chief Executive Officer, 1.5 times in the case of other named executive officers) of each named executive officer’s base salary, plus (ii) his or her prorated annual bonus, plus (iii) a multiple (2 times in the case of the Chief Executive Officer, 1.5 times in the case of other named executive officers) of each named executive officer’s then current target bonus. The severance plan provides that severance payments may be reduced to avoid the application of taxes imposed under the Internal Revenue Code, and therefore the named executive officers may elect to receive an amount less than the amount reflected in this table.
(2)	Benefits include medical and welfare benefits, including medical, dental and long-term disability, for the named executive officer and, if applicable, his or her spouse and dependents.
(3)	Based on a per share price of $44.74, which was the closing price per share of our common stock on the last business day of the fiscal 2011 (January 27, 2012). The value of the early vesting of stock options is calculated using the difference between the $44.74 per share price and the option exercise price per share. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal 2011 Year-End table above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information (in thousands, except option price) as of January 29, 2012, with respect to the securities authorized for issuance to our employees and directors under our 2010 Omnibus Incentive Compensation Plan and Employee Stock Purchase Plan. Our 2010 Omnibus Incentive Compensation Plan and Employee Stock Purchase Plan were approved by our stockholders prior to completing our initial public offering.

We do not have any equity compensation plans under which equity awards may be made that were not approved by our stockholders.

Equity Compensation Plan Information

Equity Compensation Plan Information Table
(In thousands, except column B)

Plan category	Date	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)(2)	1/29/2012	790	$25.46	2,663
Equity compensation plans not approved by security holders	1/29/2012	—	—	—
Total	1/29/2012	790	$25.46	2,663

(1)	Includes securities issuable upon exercise of outstanding options and upon lapse of restrictions under restricted stock units and restricted stock awards that were issued pursuant to the Company’s 2010 Omnibus Incentive Compensation Plan. In connection with our initial public offering, we granted options to purchase approximately 608,000 shares of common stock at an exercise price of $22.00 per share and we awarded a total of 122,000 restricted stock units and restricted stock awards. During our fiscal year ended January 29, 2012, we granted options to purchase approximately 125,000 shares of common stock at an exercise price of $41.41 per share and we awarded approximately 6,000 restricted stock awards. As of January 29, 2012, (i) an aggregate of approximately 702,000 options remained outstanding as of such date; and (ii) an aggregate of approximately 88,000 restricted stock units and restricted stock awards remained outstanding as of such date. The weighted-average exercise price does not take into account restricted stock units and restricted stock awards, which do not have exercise prices.
(2)	Column (C) excludes approximately 998,000 shares of our common stock that are available for future issuance under our Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights

In connection with our initial public offering, we entered into a registration rights agreement with the Berry family pursuant to which we granted them registration rights with respect to our common stock owned by them. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. All fees, costs and expenses related to registrations will be borne by us, other than stock transfer taxes and underwriting discounts or commissions.

•	Demand registration rights. The registration rights agreement grants the Berry family demand registration rights. We will be required, upon the written request of any two or more of Ray Berry, Brett Berry and Amy Barry, to use our reasonable best efforts to effect registration of shares requested to be registered by the Berry family as soon as practicable after receipt of the request. We are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration. We are not required to effect a demand registration on Form S-1 after we have effected three such demand registrations. We are not required to comply with any registration demand unless the anticipated aggregate offering amount equals or exceeds $75.0 million.
•	Shelf registration rights. The registration rights agreement grants the Berry family shelf registration rights. Under the terms of the registration rights agreement, any two or more of Ray Berry, Brett Berry and Amy Barry may demand that we file a shelf registration statement with respect to those shares requested to be registered by the Berry family. Upon such demand, we are required to use our reasonable best efforts to effect such registration.
•	“Piggyback” registration rights. The registration rights agreement grants the Berry family “piggyback” registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration.

Tax Indemnification Agreements

In connection with our initial public offering, we entered into tax indemnification agreements with our stockholders prior to the offering. Pursuant to these agreements, we agreed that upon filing any tax return (amended or otherwise), or in the event of any restatement of our taxable income, in each case for any period during which we were an S-corporation, we will make a payment to each stockholder on a pro rata basis in an amount sufficient so that the stockholder with the highest incremental estimated tax liability (calculated as if the stockholder would be taxable on its allocable share of our taxable income at the highest applicable federal, state and local tax rates and taking into account all amounts we previously distributed in respect of taxes for the relevant period) receives a payment equal to its incremental tax liability. We also agreed to indemnify the stockholders for any interest, penalties, losses, costs or expenses (including reasonable attorneys’ fees) arising out of any claim under the agreements.

Procedures for Related Party Transactions

Our Board of Directors has adopted a written code of ethics for our Company, which is available on our corporate website at www.thefreshmarket.com. The code of ethics was not in effect when we entered into the related party transactions discussed above. Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our corporate counsel who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee is required to then approve or reject any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant by the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

OTHER MATTERS

Other Information About The Fresh Market, Inc.

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our 2011 Annual Report, including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Corporate Secretary. By referring to our website, www.thefreshmarket.com, or any portion thereof including the investor relations portion of our website, we do not incorporate our website or its contents into this Proxy Statement.

Matters Raised at Annual Meeting not Included in this Proxy Statement

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Deadline for Submitting Stockholder Proposals

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2013 annual meeting of stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices no later than January 2, 2013. Under the Company’s bylaws, stockholders who wish to make a proposal at the 2013 annual meeting — other than one that will be included in the Company’s Proxy Statement — must notify the Company between 120 days and 90 days prior to the annual meeting, or within ten days after the first public announcement of the meeting date by the Company. If a stockholder makes a timely notification, discretionary voting authority with respect to the stockholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, Attention: Secretary.

Expenses and Solicitation

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail and via the Internet through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, or e-mail following the original solicitation.

Multiple Stockholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver only one annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders sharing the same address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will, upon written or oral request, deliver a separate copy of the annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a stockholder can notify the Company that the stockholder wishes to receive a separate copy of an annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable.

Stockholders wishing to receive a separate annual report to stockholders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, or stockholders wishing to receive a single copy of annual reports to stockholders, proxy statements, or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of annual reports to stockholders, proxy statements, or Notices of Internet Availability of Proxy Materials may contact The Fresh Market, Inc., 628 Green Valley Road, Suite 500, Greensboro, NC 27408, Attention: Secretary, Telephone: (336) 272-1338.

EXHIBIT A

THE FRESH MARKET, INC.
2010 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1.  Purpose.  The purpose of this 2010 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of The Fresh Market, Inc. and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the growth and financial success of the Company.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award (a) that is granted pursuant to Section 6(f), (b) that is settled in cash and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of Shares.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (a “Person”), in each case, other than the Board or any one or more Specified Stockholders;

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities are issued or issuable, or the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding, for purposes of determining such proportions, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (z) any acquisition pursuant to a Reorganization that does not constitute a Change of Control for purposes of subparagraph (ii) above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means The Fresh Market, Inc., a corporation organized under the laws of Delaware, together with any successor thereto.

“Deferred Share Unit” means an Award (a) that is granted pursuant to Section 6(e) and (b) that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of each Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of each SAR, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the applicable Participant pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares as of any date, (i) the closing per-share sales price of the Shares (A) as reported by NASDAQ for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“NASDAQ” means the NASDAQ Global Select Market.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) of the Plan and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(g) of the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award or Cash Incentive Award under the Plan.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award or Cash Incentive Award of a particular Participant, whether all, some portion but less than all, or none of such Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals shall be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award or Cash Incentive Award.

“Restricted Share” means a Share that is granted under Section 6(d) of the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(d) of the Plan and is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) of the Plan and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of common stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Specified Stockholder” means (i) Ray Berry and the Estate of Beverly Berry; (ii) any spouse of Ray Berry; (iii) the lineal descendents of Ray Berry; (iv) the spouses and children, including adopted children, of the lineal descendents of Ray Berry; (v) any trust for the direct or indirect benefit of, exclusively, any persons named in clauses (i) through (iv); and (vi) any entity in which all the equity interests are owned by persons named in clauses (i) through (v).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Administration. (a) Composition of the Committee. The Plan shall be administered by the Board or the Committee.

(b) Authority of the Committee.  Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have discretion to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d) Indemnification.  No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws, in each case, as may be amended from time to time. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Officers.  The Committee may delegate, on such terms and conditions as it determines in its discretion, to one or more officers of the Company the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

(f) Awards to Directors.  Notwithstanding anything to the contrary contained herein, the Board may, in its discretion, at any time and from time to time, grant Awards to non-employee directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4.  Shares Available for Awards; Cash Payable Pursuant to Awards.  (a) Shares and Cash Available.  Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be equal to 3,500,000 (such amount, the “Plan Share Limit”), of which 3,500,000 Shares may be delivered pursuant to Incentive Stock Options granted under the Plan (such amount, the “Plan ISO Limit”). Subject to adjustment as provided in Section 4(b), each Share with respect to which an Award that can be settled in Shares is granted under the Plan shall reduce the Plan Share Limit by one Share. Awards that are required to be settled in cash shall not reduce the Plan Share Limit. If any Award granted under the Plan is forfeited (or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto) or settled other than wholly by delivery of Shares (including cash settlement), then, in any such case, any number of Shares subject to such Award that were not issued with respect to such Award shall not be treated as issued for purposes of this Section 4(a) and the Plan Share Limit shall be increased by such number of Shares. If Shares issued upon exercise, vesting or settlement of an Award, or Shares owned by a Participant, are surrendered or tendered to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case in accordance with the terms and conditions of the Plan and any applicable Award Agreement, the Plan Share Limit shall be increased by such number of surrendered or tendered Shares; provided that the Plan ISO Limit shall not increase as a result of such surrender or tendering. With respect to Awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment as provided in Section 4(b), (1) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company under the Plan shall be 500,000 (such amount, the “Annual Individual Plan Share Limit”), and (2) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the Annual Individual Plan Share Limit. In the case of all Awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant in any fiscal year of the Company shall be equal to $4,000,000.

(b) Adjustments for Changes in Capitalization and Similar Events.  (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall, in the manner determined by the Committee to be appropriate or desirable, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the Plan Share Limit, (2) the Plan ISO Limit and

(3) the Annual Individual Plan Share Limit, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the Plan Share Limit, (Y) the Plan ISO Limit and (Z) the Annual Individual Plan Share Limit, and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards.  Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in clauses (i), (ii) and (iii) of Section 7(b). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.

(d) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility.  Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6.   Awards.  (a) Types of Awards.  Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Deferred Share Units, (vi) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company, (vii) Cash Incentive Awards and (viii) Performance Compensation Awards. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options.  (i) Grant.  Subject to the provisions of the Plan, the Committee shall have discretion to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(a), the number of Shares subject to each Option to be granted to each Participant, (C) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (D) the terms and conditions of each Option, including the vesting criteria, term, methods of exercise and methods and form of settlement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price.  The Exercise Price of each Share covered by each Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, in the case of each Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant. Each Option is, unless otherwise specified by the Committee, intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise.  Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option may only be exercised to the extent that it has already vested at the time of exercise. Except as otherwise specified by the Committee in the applicable Award Agreement, each Option shall become vested and exercisable with respect to 25% of the Shares subject to such Option on each of the first four anniversaries of the date of grant. Each Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of each Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option. The Committee may impose such conditions with respect to the exercise of each Option, including any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment.  (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 9(l)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver cash promptly to the Company, (3) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option or (4) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 6(b)(iv) or Section 9(l), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration.  Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) three months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs.  (i) Grant.  Subject to the provisions of the Plan, the Committee shall have discretion to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(a), the number of SARs to be granted to each Participant, (C) the Exercise Price thereof and (D) the terms and conditions of each SAR, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Exercise Price.  The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted). Each SAR is, unless otherwise specified by the Committee, intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

(iii) Vesting and Exercise.  Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing. Each SAR shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, each SAR shall become vested with respect to 25% of the Shares subject to such SAR on each of the first four anniversaries of the date of grant.

(iv) Expiration.  Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) three months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or one of its Affiliates. In no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted.

(d) Restricted Shares and RSUs.  (i) Grant.  Subject to the provisions of the Plan, the Committee shall have discretion to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(a), the number of Restricted Shares and RSUs to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and (D) the terms and conditions of each such Award, including the vesting criteria, term, methods of exercise and methods and form of settlement.

(ii) Transfer Restrictions.  No Restricted Share may be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement. Each Restricted Share may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Payment/Lapse of Restrictions.  Each RSU shall be granted with respect to a specified number of Shares (or a number of Shares determined pursuant to a specified formula) or shall have a value equal to the Fair Market Value of a specified number of Shares (or a number of Shares determined pursuant to a specified formula). RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Except as otherwise specified by the Committee in the applicable Award Agreement, Restricted Shares and RSUs shall become vested with respect to 25% of the Shares subject to such Awards on each of the first four anniversaries of the date of grant. If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(g) must be satisfied in order for the restrictions applicable thereto to lapse.

(e) Other Stock-Based Awards.  Subject to the provisions of the Plan, the Committee shall have discretion to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine.

(f) Cash Incentive Awards.  (i) Grant.  Subject to the provisions of the Plan, the Committee shall have discretion to determine (A) the Participants to whom Cash Incentive Awards shall be granted, (B) subject to Section 4(a), the number of Cash Incentive Awards to be granted to each Participant, (C) the duration of the period during which, and the conditions, if any, under which, the Cash Incentive Awards may vest or may be forfeited to the Company and (D) the other terms and conditions of the Cash Incentive Awards. Each Cash Incentive Award shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals or other payment conditions in its discretion, which, depending on the extent to which they are met during a specified performance period, shall determine the number and/or value of Cash Incentive Awards that shall be paid to the Participant.

(ii) Earning of Cash Incentive Awards.  Subject to the provisions of the Plan, after the applicable vesting period has ended, the holder of Cash Incentive Awards shall be entitled to receive a payout of the number and value of Cash Incentive Awards earned by the Participant over the specified performance period, to be determined by the Committee, in its discretion, as a function of the extent to which the corresponding performance goals or other conditions to payment have been achieved.

(iii) Payment.  If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(g) must be satisfied in order for a Participant to be entitled to payment.

(g) Performance Compensation Awards.  (i) General.  The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than an Option or SAR) as a Performance Compensation Award in order for such Award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(g).

(ii) Eligibility.  The Committee shall, in its discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants shall be eligible to receive Performance Compensation Awards in respect of such Performance Period.

(iii) Discretion of the Committee with Respect to Performance Compensation Awards.  With regard to a particular Performance Period, the Committee shall have discretion to select (A) the length of such Performance Period, (B) the type(s) of Performance Compensation Awards to be issued, (C) the Performance Criteria that shall be used to establish the Performance Goal(s), (D) the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (E) the Performance Formula. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv) Performance Criteria.  Notwithstanding the foregoing, the Performance Criteria that shall be used to establish the Performance Goal(s) with respect to Performance Compensation Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (A) share price, (B) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (C) operating income, (D) earnings per share (including specified types or categories thereof), (E) cash flow (including specified types or categories thereof), (F) cash flow return on capital, (G) revenues

(including specified types or categories thereof), (H) return measures (including specified types or categories thereof), (I) sales or product volume, (J) inventory turns, (K) working capital, (L) gross or net profitability/profit margins, (M) objective measures of productivity or operating efficiency, (N) costs (including specified types or categories thereof), (O) budgeted expenses (operating and capital), (P) market share (in the aggregate or by segment), (Q) level or amount of acquisitions, (R) economic value-added, (S) enterprise value, (T) book value, (U) customer satisfaction survey results, (V) objective measures related to store openings, relocatings and remodelings (including number, cost, timeline, productivity and operating efficiency) and (W) objective measures related to lease arrangements (including number, cost and timeline). Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v) Modification of Performance Goals.  The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi) Payment of Performance Compensation Awards.  (A) Condition to Receipt of Payment.  A Participant must be employed by the Company or one of its Subsidiaries on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(B) Limitation.  Except as otherwise permitted by Section 162(m) of the Code, a Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for the relevant Performance Period are achieved and certified by the Committee in accordance with Section 6(g)(vi)(C) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for such Performance Period.

(C) Certification.  Following the completion of a Performance Period, the Committee shall certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual amount of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(g)(vi)(D).

(D) Negative Discretion.  In determining the actual amount of an individual Performance Compensation Award for a Performance Period, the Committee may, in its discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained.

(E) Discretion. Except as otherwise permitted by Section 162(m) of the Code, in no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m) of the Code) or (3) increase the amount of a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.

(h) Dividends and Dividend Equivalents.  In the discretion of the Committee, an Award, other than an Option or SAR or a Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its discretion, including, (A) payment directly to the Participant, (B) withholding of such amounts by the Company subject to vesting of the Award or (C) reinvestment in additional Shares, Restricted Shares or other Awards.

SECTION 7. Amendment and Termination.  (a) Amendments to the Plan.  Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a stockholder-approved plan for purposes of Section 162(m) of the Code and to the rules of NASDAQ or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase the Plan Share Limit or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a), (ii) change the class of employees or other individuals eligible to participate in the Plan or (iii) result in the amendment, cancelation or action described in clause (i), (ii) or (iii) of the second sentence of Section 7(b) being permitted without approval by the Company’s stockholders. No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be cancelled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancellation or action is approved by the Company’s stockholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(b) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

SECTION 8.  Change of Control.  Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of five days prior to such Change of Control, (ii) all Awards designated as Performance Compensation Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target” performance levels had been attained and (iii) all other outstanding Awards (i.e., other than Options, SARs and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.

SECTION 9. General Provisions.  (a) Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(b) Share Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, NASDAQ or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nontransferability.  Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may adopt rules permitting the transfer, solely as gifts during the Participant’s lifetime, of Awards to (x) members of a Participant’s immediate family or to trusts, family partnerships or similar entities for the benefit of such immediate family members (such term meaning the Participant’s spouse, parent, child, stepchild, grandchild and the spouses of such family members) and (y) charitable institutions; provided, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(d) Other Laws; Restrictions on Transfer of Shares.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the Federal and any other applicable securities laws.

(e) No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.

The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(f) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(g) No Rights as a Stockholder.  No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(i) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to stockholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(k) Recoupment of Awards.  Any Award Agreement may (i) provide for recoupment by the Company of all or any portion of an Award if the Company’s financial statements are required to be restated due to noncompliance with any financial reporting requirement under the Federal securities laws or (ii) include restrictive covenants, including non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by the Company or for a specified period thereafter as a condition to the Participant’s receipt or retention of all or any portion of an Award. This Section 9(k) shall not be the Company’s exclusive remedy with respect to such matters.

(l) Withholding.  (i) Authority to Withhold.  A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability.  Without limiting the generality of clause (i) above, subject to the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or

SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(m) Section 409A.(i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(n) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service (or any successor thereto) or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(o) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.  If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(p) Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(q) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(r) Headings and Construction.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to”.

SECTION 10. Term of the Plan.  (a) Effective Date.  The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders.

(b) Expiration Date.  No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved by the Company’s stockholders under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

THE FRESH MARKET, INC.
628 GREENVALLEYROAD SUITE 500
GREENSBORO, NC 27408
ATT: SECRETARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46847-P25405 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE FRESH MARKET, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Brett Berry
02) David Rea
03) Bob Sasser
04) Steven Tanger

Election of Class I Director

Nominee

05) Craig Carlock

Election of Class III Director

Nominee

06) Jane Thompson

The Board of Directors recommends you vote FOR the following proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for our 2012 fiscal year.	0	0	0
3. Advisory vote on the compensation of the company's named executive officers.	0	0	0
4. Approval of the 2010 Omnibus Incentive Compensation Plan.	0	0	0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes/comments, mark here. 0
(See reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting.	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M46848-P25405

THE FRESH MARKET, INC.
Annual Meeting of Stockholders
June 6, 2012 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned stockholder of The Fresh Market, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 2, 2012, and hereby appoints Lisa K. Klinger, Sean M. Crane and Scott F. Duggan, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, United States, on June 6, 2012 at 2:00 p.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE VOTE WILL BE "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS IN ITEMS 2, 3 AND 4. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address change/comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side